Exhibit 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

DATED AS OF AUGUST 4, 2011

BETWEEN

BANK OF AMERICA, N.A.

THE LENDER,

AND

SRI/SURGICAL EXPRESS, INC.

THE BORROWER

TABLE OF CONTENTS

1.	DEFINITIONS.		1

2.	LOANS.		15
	(a)	Revolving Loans.	15
	(b)	Term Loan.	17
	(c)	Repayments.	17
	(d)	Notes.	18
	(e)	No Novation.	18

3.	LETTERS OF CREDIT.		18
	(a)	General Terms.	18
	(b)	Requests for Letters of Credit.	19
	(c)	Obligations Absolute.	19
	(d)	Expiration Dates of Letters of Credit.	20

4.	INTEREST, FEES AND CHARGES.		20
	(a)	Interest Rate.	20
	(b)	Other LIBOR Provisions.	21
	(c)	Fees And Charges.	23
	(d)	Maximum Interest.	24

5.	COLLATERAL.		24
	(a)	Grant of Security Interest to Lender.	24
	(b)	Other Security.	24
	(c)	Possessory Collateral.	25
	(d)	Electronic Chattel Paper.	25
	(e)	Control Agreements.	25
	(f)	Real Property.	25

6.	PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN.		26

7.	POSSESSION OF COLLATERAL AND RELATED MATTERS.		27

8.	COLLECTIONS.		27

9.	COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES.		29
	(a)	Daily/Weekly Reports.	29
	(b)	Monthly Reports.	29
	(c)	Financial Statements.	29
	(d)	Annual Projections.	30
	(e)	Explanation of Budgets and Projections.	30
	(f)	Public Reporting.	30
	(g)	Other Information.	30

10.	TERMINATION.		30

11.	REPRESENTATIONS AND WARRANTIES.		31

i

	(a)	Financial Statements and Other Information.	31
	(b)	Locations.	31
	(c)	Loans by Borrower.	32
	(d)	Accounts and Inventory.	32
	(e)	Liens.	32
	(f)	Organization, Authority and No Conflict.	32
	(g)	Litigation.	33
	(h)	Compliance with Laws and Maintenance of Permits.	33
	(i)	Affiliate Transactions.	33
	(j)	Names and Trade Names.	33
	(k)	Equipment.	33
	(l)	Enforceability.	34
	(m)	Solvency.	34
	(n)	Indebtedness.	34
	(o)	Margin Security and Use of Proceeds.	34
	(p)	Parent, Subsidiaries and Affiliates.	34
	(q)	No Defaults.	34
	(r)	Employee Matters.	34
	(s)	Intellectual Property.	35
	(t)	Environmental Matters.	35
	(u)	ERISA Matters.	35
	(v)	FDA Matters.	35

12.	AFFIRMATIVE COVENANTS.		35
	(a)	Maintenance of Records.	35
	(b)	Notices.	36
	(c)	Compliance with Laws and Maintenance of Permits.	37
	(d)	Inspection, Audits and Appraisals.	37
	(e)	Insurance.	38
	(f)	Collateral.	39
	(g)	Use of Proceeds.	40
	(h)	Taxes.	40
	(i)	Intellectual Property.	40
	(j)	Checking Accounts and Cash Management Services.	40
	(k)	Patriot Act Notice.	41

13.	NEGATIVE COVENANTS.		41
	(a)	Guaranties.	41
	(b)	Indebtedness; Operating Leases.	41
	(c)	Liens.	41
	(d)	Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.	41
	(e)	Dividends and Distributions.	42
	(f)	Investments; Loans.	42
	(g)	Fundamental Changes, Line of Business.	42
	(h)	Equipment.	42
	(i)	Affiliate Transactions.	42
	(j)	Settling of Accounts.	43

ii

	(k)	Other Restricted Payments and Amendments.	43

14.	FINANCIAL COVENANTS.		43
	(a)	Funded Debt to EBITDA.	43
	(b)	Capital Expenditures	43
	(c)	Fixed Charge Coverage Ratio.	44

15.	DEFAULT.		44
	(a)	Payment.	44
	(b)	Breach of this Agreement and the Other Agreements.	44
	(c)	Breaches of Other Obligations.	44
	(d)	Breach of Representations and Warranties.	44
	(e)	Loss of Collateral.	44
	(f)	Levy, Seizure or Attachment.	45
	(g)	Bankruptcy or Similar Proceedings.	45
	(h)	Appointment of Receiver.	45
	(i)	Judgment.	45
	(j)	Dissolution of Obligor.	45
	(k)	Default or Revocation of Guaranty.	45
	(l)	Criminal Proceedings.	46
	(m)	Change of Control.	46
	(n)	Material Adverse Effect.	46

16.	REMEDIES UPON AN EVENT OF DEFAULT.		46

17.	CONDITIONS PRECEDENT.		47

18.	INDEMNIFICATION.		47

19.	NOTICE.		48

20.	CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION.		48

21.	MODIFICATION AND BENEFIT OF AGREEMENT.		49

22.	HEADINGS OF SUBDIVISIONS; RECITALS.		50

23.	POWER OF ATTORNEY.		50

24.	CONFIDENTIALITY.		50

25.	COUNTERPARTS.		51

26.	ELECTRONIC SUBMISSIONS.		51

27.	WAIVER OF JURY TRIAL; OTHER WAIVERS.		51

iii

EXHIBIT A – BUSINESS AND COLLATERAL LOCATIONS

EXHIBIT B – COMPLIANCE CERTIFICATE

EXHIBIT C – COMMERCIAL TORT CLAIMS

EXHIBIT D -.NOTICE OF BORROWING

EXHIBIT E – BORROWING BASE CERTIFICATE

SCHEDULE 1 – PERMITTED INDEBTEDNESS

SCHEDULE 2 – PERMITTED LIENS

SCHEDULE 3(a) – EXISTING LETTERS OF CREDIT

SCHEDULE 11(g) – LITIGATION

SCHEDULE 11(i) – AFFILIATE TRANSACTIONS

SCHEDULE 11(j) – NAMES & TRADE NAMES

SCHEDULE 11(k) – EQUIPMENT

SCHEDULE 11(p) – PARENT, SUBSIDIARIES AND AFFILIATES

SCHEDULE 17(a) – CLOSING DOCUMENT CHECKLIST

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) made this 4th day of August, 2011 by and between BANK OF AMERICA, N.A., a national banking association (“Lender”), 4 Penn Center, Ste. 1200 1600 John F. Kennedy Blvd., Philadelphia, PA 19103, and SRI/SURGICAL EXPRESS, INC., a Florida corporation, having its principal place of business at 12425 Race Track Road, Tampa, Florida 33626 (“Borrower”).

RECITALS

A. Borrower and Lender are parties to a Loan and Security Agreement dated August 7, 2008 (as amended, restated, modified, substituted, extended and renewed from time to time, the “Original Loan Agreement”). Under the terms of the Original Loan Agreement, Lender provided credit facilities consisting of (i) a revolving credit facility in the maximum principal amount of $20,000,000 (including as a part thereof a letter of credit facility) and (ii) a term loan facility in the original maximum principal amount of $4,300,000 to be used by Borrower for the uses permitted in the Original Loan Agreement.

B. Borrower has requested that Lender amend and restate the Original Loan Agreement to provide, among other things, for (i) an increase to the maximum amount of the revolving credit facility to $25,000,000 (including as a part thereof a letter of credit facility) and (ii) the extension of the maturity dates of the revolving credit facility and the term loan facility.

C. Lender is willing to agree to Borrower’s request on the condition, among others, that the Original Loan Agreement be amended and restated upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of any Loan (including any Loan by renewal or extension) hereafter made to Borrower by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrower, Lender and Borrower agree that the Original Loan Agreement is amended and restated in its entirety as follows:

1. DEFINITIONS.

“Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Accounts”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Investment Property”, “Letter-of-Credit Right”, “Proceeds” and “Tangible Chattel Paper” shall have the respective meanings assigned to such terms in the Pennsylvania Uniform Commercial Code, as the same may be in effect from time to time.

“Affiliate” shall mean with respect to any Person (i) any Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person, (ii) any Person which beneficially owns or holds ten percent (10%) or more of the voting control or equity interests of such Person, (iii) any Person of which ten percent (10%) or more of the voting control or equity interests of which is beneficially owned or held by such Person or (iv) any officer or director of such Person.

“Applicable Margin” shall mean the margin set forth below with respect to Base Rate Revolving Loans, LIBOR Rate Revolving Loans, Base Rate Term Loans, LIBOR Rate Term Loans, Unused Line Fee, and Letter of Credit Fee as in effect from time to time, as applicable; provided, that as of the date of this Agreement, the Applicable Margin shall be set at Level I until five (5) Business Days after Lender’s receipt of Borrower’s financial statements for two consecutive fiscal quarters delivered pursuant to subsection 9(b) indicating that Borrower’s Fixed Charge Coverage Ratio for the 12 month period ending on the last day of two consecutive fiscal quarters after the Closing Date is equal to or exceeds 1.30:1.00. Thereafter, the Applicable Margin shall be adjusted five (5) Business Days after receipt of Borrower’s financial statements delivered pursuant to subsection 9(b) as of the end of the last month of each fiscal quarter based on Borrower’s Fixed Charge Coverage Ratio for the 12 month period ending on the date of calculation as shown on Borrower’s financial statements delivered pursuant to subsection 9(b) with respect to the last day of such fiscal quarter (provided that, if Borrower fails to deliver financial statements within the time period required by this Agreement, the Applicable Margin shall conclusively be presumed to be equal to the highest level set forth on the chart below from the date such financial statements were required to be delivered until five (5) Business Days after receipt of such financial statements), as set forth on the following chart:

Fixed Charge Ratio Based upon rolling 4 quarters		Base Rate Revolving & Term Loans	LIBOR Revolving & Term Loans	Letters of Credit Fee	Unused Line Fee*
Level	Ratio
I	If less than 1.30	1.00%	2.50%	2.50%	0.375%
II	≥1.30 but < 1.50	0.75%	2.25%	2.25%	0.375%
III	≥1.50	0.50%	2.00%	2.00%	0.375%

*	Stand-alone fee, not a spread over LIBOR or other interest rate

If, as a result of any restatement of or other adjustment to the Borrower’s financial statements or for any other reason, the Lender determines that (a) the Fixed Charge Coverage Ratio as calculated by Borrower as of any date was inaccurate based on Borrower’s error and (b) a proper calculation of the Fixed Charge Coverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Lender promptly on demand by the Lender, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in lower pricing for such period, Lender shall have no obligation to repay any interest or fees to the Borrower.

“Base Rate” shall mean for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as determined on such day, plus 1.0%.

“Base Rate Loan” shall mean any Loan that bears interest based on the Base Rate.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and Pennsylvania, and if such day relates to a LIBOR Rate Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

“Capital Expenditures” shall mean with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by Borrower and its Subsidiaries during such period that are required by GAAP, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of Borrower and its Subsidiaries. For purposes of this definition, Capital Expenditures shall not include (i) expenditures made to restore, replace, rebuild, develop, maintain, improve or upgrade property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation awards (or payments in lieu thereof) or damage recovery proceeds or other settlements relating to any damage, loss, destruction or condemnation of such property, (ii) expenditures constituting reinvestment of the net proceeds of any asset disposition, to the extent permitted hereunder, (iii) expenditures made by Borrower or any of its Subsidiaries to effect leasehold improvements to any property leased by Borrower or any of its Subsidiaries as lessee, to the extent that such expenses have been reimbursed in cash by the landlord, (iv) expenditures actually paid for by a third party (excluding Lender) and for which Lender has not provided or is not required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other person (whether before, during or after such period), (v) expenditures made by Borrower attributable to Reusable Surgical Products and (vi) expenditures made with the cash proceeds from the sale or issuance of Capital Stock of Borrower or Permitted Indebtedness to the extent such sale or issuance is permitted pursuant to this Agreement.

“Closing Date” shall mean the date of this Agreement.

“Collateral” shall mean all of the property of Borrower described in Section 5 hereof, together with all other real or personal property of any Obligor or any other Person now or hereafter pledged to Lender to secure, either directly or indirectly, repayment of any of the Liabilities.

“Continuing Director” shall mean (i) any member of the board of directors of Borrower who was a director of Borrower on the Closing Date, and (ii) any individual who was appointed or nominated for election to the board of directors of Borrower by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the board of directors of Borrower in office of Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

“Costs and Expenses” shall mean the collective reference to the costs, expenses and other amounts described in Section 4(c)(iii) of this Agreement and to other expenses, charges, costs and fees whatsoever (including, without limitation, reasonable outside and allocated in-house counsel attorney’s fees and expenses) of any nature whatsoever with respect to which Borrower is required under the terms of this Agreement, any of the other Loan Documents and/or applicable Laws to pay, reimburse or indemnify Lender and/or any Indemnified Party.

“Default” shall mean an event that, with the giving of notice or lapse of time, or both, could or would constitute an Event of Default under the provisions of this Agreement.

“Default Rate” shall mean, for any Liability (including, to the extent permitted by law, interest not paid when due), two percent (2%) plus the interest rate otherwise applicable thereto.

“Dollars” shall mean lawful money of the United States.

“Dominion Account” shall have the meaning specified in subsection 8(a) hereof.

“EBITDA” shall mean for any period, net income determined in accordance with GAAP for such period (excluding any after tax gains or losses on the sale of assets outside the ordinary course of business (other than the sale of Inventory in the ordinary course of business), other nonrecurring after-tax extraordinary gains or losses and unrealized gains and losses with respect to Hedging Agreements), plus interest expense, plus tax expense, plus depreciation and amortization deducted in determining net income for such period, plus or minus any other non-cash charges (including charges to the unamortized book value of lost or damaged reusable surgical products) or gains which have been subtracted or added in calculating net income for such period, all on a consolidated basis as to Borrower and its Subsidiaries.

“Eligible Account” shall mean an Account owing to Borrower which is acceptable to Lender in its Permitted Discretion, for lending purposes (provided that Lender shall give Borrower written notice of any eligibility criteria established by Lender and not set forth herein). Without limiting Lender’s discretion, Lender shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements:

(i) it is genuine and in all respects what it purports to be;

(ii) it is owned by Borrower, Borrower has the right to subject it to a security interest in favor of Lender or assign it to Lender and it is subject to a first priority perfected security interest in favor of Lender and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(iii) it arises from (A) the performance of services (including, but not limited to, the delivery of Reusable Surgical Products) by Borrower in the ordinary course of Borrower’s business, and such services have been fully performed and accepted by the Account Debtor thereunder; or (B) the sale or lease of Goods by Borrower in the ordinary course of Borrower’s business, and (x) such Goods have been completed in accordance with the Account Debtor’s specifications (if any) and delivered to the Account Debtor, (y) such Account Debtor has not refused to accept, returned or offered to return, any of the Goods which are the subject of such Account, and (z) Borrower has possession of, or Borrower has delivered to Lender or given Lender access to (at Lender’s request) shipping and delivery receipts or other records evidencing delivery of such Goods;

(iv) it is evidenced by an invoice rendered to the Account Debtor thereunder, is due and payable within ninety (90) days after the date of the invoice and does not remain unpaid ninety (90) days past the invoice date thereof; provided, however, that if more than fifty percent (50%) of the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid ninety (90) days after the respective invoice dates thereof, then all Accounts owing by that Account Debtor shall be deemed ineligible;

(v) it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, and it shall not be an Eligible Account to the extent of any setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or if it is subject to any claim by such Account Debtor denying liability thereunder in whole or in part;

(vi) it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

(vii) the Account Debtor thereunder is not an Affiliate of Parent, Borrower, or any Subsidiary of Borrower;

(viii) it is not an Account with respect to which the Account Debtor is the United States of America or any state or local government, or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Account to Lender pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, or any comparable state or local law, as applicable;

(ix) it is not an Account with respect to which the Account Debtor is located in a state which requires Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state; or (B) file a notice of business activities report or similar report with such state’s taxing authority, unless (x) Borrower has taken one of the actions described in clauses (A) or (B); (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by Borrower at its election; or (z) Borrower has proven, to Lender’s satisfaction, that it is exempt from any such requirements under any such state’s laws;

(x) the chief executive office of the Account Debtor is located within the United States of America;

(xi) it is not an Account with respect to which the Account Debtor’s obligation to pay is subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

(xii) it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue; or (B) which violates any of the covenants of Borrower contained in this Agreement;

(xiii) it is not an Account which, when added to a particular Account Debtor’s other indebtedness to Borrower, exceeds twenty-five percent (25%) of all Accounts of Borrower or a credit limit determined by Lender in its Permitted Discretion for that Account Debtor (except that Accounts excluded from Eligible Accounts solely by reason of this clause (xiii) shall be Eligible Accounts to the extent of such credit limit), provided that Lender shall give Borrower written notice of any such credit limit; and

(xiv) it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by Lender in its Permitted Discretion.

“Eligible Inventory” shall mean Inventory of Borrower which is acceptable to Lender in its Permitted Discretion, for lending purposes (provided that Lender shall give Borrower written notice of any eligibility criteria established by Lender and not set forth herein). Without limiting Lender’s discretion, Lender shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements:

(i) it is owned by Borrower, Borrower has the right to subject it to a security interest in favor of Lender and it is subject to a first priority perfected security interest in favor of Lender and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(ii) it is located on one of the premises listed on Exhibit A hereto (or other locations of which Lender has been advised in writing pursuant to subsection 12(b)(i) hereof), such locations are within the United States and is not in transit;

(iii) if held for sale or lease or furnishing under contracts of service, it is (except as Lender may otherwise consent in writing) new and unused (excluding Reusable Surgical Products) and free from defects which would, in Lender’s Permitted Discretion, materially affect its market value;

(iv) it is not stored with a bailee, consignee, warehouseman, processor or similar party unless Lender has given its prior written approval and Borrower has caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to Lender, in form and substance acceptable to Lender, such Uniform Commercial Code financing statements, warehouse receipts, waivers and other documents as Lender shall require;

(v) Lender has determined in its Permitted Discretion, that it is not unacceptable due to age, type, category or quantity; and

(vi) it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue; or (B) which violates any of the covenants of Borrower contained in this Agreement.

“Environmental Laws” shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrower’s business or facilities owned or operated by Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.

“Event of Default” shall have the meaning specified in Section 15 hereof.

“Excess Availability” shall mean, as of any date of determination by Lender, the lesser of (i) the Maximum Revolving Loan Limit less the sum of the outstanding Revolving Loans and Letter of Credit Reserve and (ii) the Revolving Loan Limit less the sum of the outstanding Revolving Loans and Letter of Credit Reserve, in each case as of the close of business on such date and assuming, for purposes of calculation, that all accounts payable which remain unpaid more than thirty (30) days after the due dates thereof as the close of business on such date are treated as additional Revolving Loans outstanding on such date.

“Excluded Collateral” shall mean any General Intangibles (as defined in the UCC) and any lease or other asset if any only to the extent that (x) in the case of any such General Intangible, (1) any contract evidencing such General Intangible contains a valid and effective contractual restriction or limitation which prohibits the grant or creation of a security interest therein without consent, or (2) a valid and effective restriction or limitation imposed by applicable law, and in either case such restriction or limitation is not rendered ineffective by applicable law (including, without limitation, pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code), or (y) in the case of any lease or other asset, such lease or other asset would be subject to loss or forfeiture upon the grant or creation of a security interest therein by reason of (1) a valid and effective contractual restriction or limitation contained in any contract relating to such lease or other asset without consent, or (2) a valid and effective restriction or limitation imposed by applicable law, and in either case such restriction or limitation is not rendered ineffective by applicable law (including, without limitation, pursuant to Sections 9-408 or 9-409 of the Uniform Commercial Code); provided that the grant of the security interest contained in subsection 5(a) shall extend to, and the term “Collateral” shall include, (i) any and all Proceeds (as defined in the UCC) of such Excluded Collateral and (ii) upon any such applicable party or parties’ consent with respect to any otherwise excluded personal property or General Intangibles described herein being obtained, thereafter such directly held personal property or General Intangibles. Borrower agrees to use commercially reasonable efforts to obtain any consent required to cause any such assets to not be deemed Excluded Collateral.

“Federal Funds Rate” shall mean (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Lender on the applicable day on such transactions, as determined by Lender.

“Fiscal Year” shall mean each 52-53 week accounting period of Borrower ending the Sunday nearest December 31 of each year.

“Fixed Charges” shall mean, for any period, scheduled principal on long-term debt (other than principal payments on the Revolving Loan) and capitalized leases to be paid during such period, plus any prepayments on indebtedness owed to any Person (except trade payables and prepayments of the Loans as well as any prepayments of the Industrial Development Revenue Bonds (Taxable Series 1999) and the Taxable Variable Rate Demand Bonds (Series 1999), but including each scheduled reduction described in clause (iv) of Revolving Loan Limit) and paid or made during such period, plus cash interest expense paid or scheduled to be paid during such period, plus 40% of the amortization of Reusable Surgical Products during such period all on a consolidated basis as to Borrower and its Subsidiaries.

“Fixed Charge Coverage Ratio” shall mean, with respect to any period, the ratio of (i) EBITDA, minus unfinanced Capital Expenditures for such period, minus 60% of purchases of Reusable Surgical Products during such period, minus taxes, minus dividends and distributions all on a consolidated basis as to Borrower and its Subsidiaries to (ii) Fixed Charges.

“Funded Debt” shall mean with respect to Borrower, without duplication, its (a) liabilities that (i) arise from the lending of money by any Person to Borrower including, but not limited to, the Obligations, (ii) are evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrue interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the ordinary course of business), or (iv) are issued or assumed as full or partial payment for any property (excluding trade payables owing in the ordinary course of business); (b) are capitalized lease obligations; (c) reimbursement obligations with respect to letters of credit; and (d) arise under any guaranty, indemnity or other assurance of payment or performance of any of any liabilities of the foregoing types owing by another Person. The Funded Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer

“GAAP” shall mean generally accepted accounting principles in the United States consistently applied, as in effect from time to time. If there are any changes to GAAP during the term of this Agreement, the parties shall continue to determine compliance with the financial covenants, and make all other financial determinations hereunder, without giving effect to any such changes until such time that the parties hereto can agree to amend the financial covenants and other provisions requiring financial determinations hereunder to take into account the effect of such changes to GAAP in a mutually acceptable manner.

“Gore Special Buy Inventory” shall mean Borrower’s inventory of unfinished fabric purchased by Borrower in bulk from W. L. Gore & Associates, Inc. in anticipation of its discontinuance of that fabric and intended for sale by Borrower to sewers who will resell to Borrower finished goods made from that fabric.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any department, agency or instrumentality thereof.

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

“Hedging Agreement” shall mean any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rate, currency exchange rates or commodity prices.

“Hedging Obligation” shall mean, with respect to any Person, the net liability of such Person under any Hedging Agreement. The amount of any Person’s obligations in respect of any Hedging Obligation shall be deemed to be the incremental obligations that would be reflected in the financial statements of such Person in accordance with GAAP.

“Indemnified Party” shall have the meaning specified in Section 18 hereof.

“Interest Period” shall mean, in connection with the making, conversion or continuation of any LIBOR Rate Loan, an interest period selected by Borrower to apply, which interest period shall be 30, 60, or 90 days; provided, however, that

(a) the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Rate Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) Borrower may not select any Interest Period for a LIBOR Rate Revolving Loan which would extend beyond the last day of the Maturity Date; and Borrower may not select any Interest Period for a LIBOR Rate Term Loan that would require repayment before the end of an Interest Period in order to make any scheduled principal payment on the LIBOR Rate Term Loan.

“Inventory” shall mean inventory of whatever kind, as that term is used in the Pennsylvania Uniform Commercial Code, but in any event shall include, without limitation, all goods held by Borrower for sale or lease, goods furnished or to be furnished under a contract for service, and supplies, packaging, raw materials, work-in-process, and materials used or consumed or to be used or consumed in Borrower’s business, or in the processing, packaging, or shipping of same, all finished goods, all property, the sale or lease of which has given rise to Accounts, Chattel Paper, Instruments, and that has been returned to Borrower or repossessed by Borrower or stopped in transit, and all warranties and related claims, credits, setoffs, and other rights of recovery with respect to any of the foregoing. For the avoidance of doubt, Inventory includes Reusable Surgical Products.

“Laws” shall mean all ordinances, statutes, rules, regulations, orders, injunctions, writs, or decrees of any Governmental Authority.

“Letter of Credit” shall mean any standby or documentary letter of credit issued by Lender for the account of Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Lender for the benefit of Borrower.

“Letter of Credit Obligations” shall mean, as of any date of determination, the sum of (i) the aggregate undrawn face amount of all Letters of Credit, (ii) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to Loans hereunder and (iii) all fees and other amounts owing with respect to Letters of Credit.

“Letter of Credit Reserve” shall mean, as of any date of determination, the sum of (i) for Letter of Credit Obligations relating to documentary Letters of Credit issued to support Borrower’s purchase of Inventory, an amount equal to (a) a percentage equal to one hundred percent (100%) minus the advance rate applicable to such Inventory multiplied by (b) the aggregate undrawn face amount of such Letters of Credit plus (ii) an amount equal to one hundred percent (100%) of all other Letter of Credit Obligations.

“Liabilities” shall mean any and all obligations, liabilities and indebtedness of Borrower to Lender or to any parent, affiliate or subsidiary of Lender of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, arising under this Agreement or the Other Agreements including, without limitation, principal, interest, fees, costs, expenses, Hedging Obligations and indemnification obligations (and including the payment of interest and other amounts which would accrue and become due during a proceeding under the United States Bankruptcy Code or any similar statute, whether or not such amounts are allowed or allowable in whole or in part in such proceeding).

“LIBOR Rate” shall mean, for any Interest Period with respect to a LIBOR Rate Loan, the per annum rate of interest (rounded upward, if necessary, to the nearest 1/8th of 1%), determined by Lender at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association Libor (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Lender); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Rate Loan would be offered by Lender’s London branch to major banks in the London interbank

Eurodollar market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then the LIBOR Rate shall be the foregoing rate, divided by 1 minus the Reserve Percentage.

“LIBOR Rate Loans” shall mean the Loans bearing interest with reference to the LIBOR Rate.

“Lien” shall mean any mortgage, deed of trust, deed to secure debt, grant, pledge, security interest, assignment, encumbrance, judgment, lien, financing statement, hypothecation, provision in any instrument or other document for confession of judgment, cognovit or other similar right or other remedy, claim, charge, control over or interest of any kind in real or personal property securing any indebtedness, duties, obligations, and liabilities owed to, or a claimed to be owed to, a Person, all whether perfected or unperfected, avoidable or unavoidable, based on the common law, statute or contract or otherwise, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Loan Documents” shall mean the collective reference to this Agreement and the Other Agreements.

“Loans” shall mean all loans and advances made by Lender to or on behalf of Borrower hereunder.

“Lock Box” shall have the meaning specified in subsection 8(a) hereof.

“Material Adverse Effect” shall mean (i) a material adverse change in, or a material adverse effect on the business, property, assets, operations or prospects of any Person as determined by Lender in its Permitted Discretion, determined in good faith, (ii) a material impairment of the ability of any Obligor to perform any of its obligations under the this Agreement and the Other Agreements as determined by Lender in its Permitted Discretion, (iii) a material adverse effect upon the Collateral or its value taken as a whole, as determined by Lender in its Permitted Discretion, or (iv) a material impairment of the enforceability or priority of Lender’s liens upon the Collateral or the legality, validity, binding effect or enforceability of this Agreement and the Other Agreements as determined by Lender in its Permitted Discretion.

“Maturity Date” means August 7, 2016.

“Maximum Loan Limit” shall mean Twenty-Eight Million Six Hundred Fifty-Four Thousand Nine Hundred Ninety-Nine and 88/100 Dollars ($28,654,999.88).

“Maximum Revolving Loan Limit” shall have the meaning specified in subsection 2(a) hereof.

“Mortgages” shall mean any mortgage, deed of trust, agreement, conveyance, indenture or other security instrument at any time entered into by any Person that conveys or evidences a Lien on any real property or any interest in real property, in favor or for the benefit of Lender to secure directly or indirectly all or any part of the Obligations, all in form and substance as Lender may require from time to time require to take, perfect, give notice of, and/or enhance a security interest in or Lien on property, and/or to create, further or enhance Lender’s rights and remedies with respect thereto, as the same may be amended, restated, modified, substituted, extended and renewed from time to time. The Mortgages on the Closing Date are identified on the Closing Checklist.

“Notice of Borrowing” shall mean a Notice of Borrowing to be provided by Borrower to Lender to request a Revolving Loan, in the form set forth as Exhibit D hereto.

“Notice of Conversion/Continuation” shall mean a Notice of Conversion/Continuation to be provided by Borrower to request a conversion or continuation of any Loan as a LIBOR Rate Loan, in form and substance satisfactory to Lender.

“Obligations” shall mean the Liabilities.

“Obligor” shall mean Borrower and each other Person who is or shall become primarily or secondarily liable for any of the Liabilities.

“Original Closing Date” shall mean August 7, 2008.

“Original Loan Agreement” has the meaning set forth in the recitals above.

“Other Agreements” shall mean all agreements, instruments and documents, other than this Agreement, including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, Hedging Agreements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of Borrower or any other Person and delivered to Lender or to any parent, affiliate or subsidiary of Lender in connection with the Liabilities or the transactions contemplated hereby, as each of the same may be amended, modified or supplemented from time to time.

“Parent” shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding equity of Borrower and, if Borrower is a partnership, the general partner of Borrower.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as it may be amended from time to time.

“PBGC” shall have the meaning specified in subsection 12(b)(v) hereof.

“Permitted Discretion” shall mean a determination made in the exercise of Lender’s reasonable (from the perspective of an asset-based lender) credit judgment.

“Permitted Indebtedness” shall mean (i) the Liabilities, including the Loans and the Letters of Credit; (ii) indebtedness owing to a Person other than Lender on an unsecured and subordinated basis in an aggregate amount not to exceed $250,000 if a subordination agreement in favor of Lender and in form and substance satisfactory to Lender is executed and delivered to

Lender relative thereto; (iii) unsecured indebtedness to trade creditors in the ordinary course of business; (iv) up to $750,000 during any calendar year of purchase money indebtedness or capitalized lease obligations in connection with Capital Expenditures; (v) indebtedness under the Hedging Agreements; (vi) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business, overdraft protection, and netting services of banks; (vii) contingent indebtedness under performance, surety and other similar bonds issued for the benefit of a Borrower; (viii) guarantees of indebtedness otherwise constituting Permitted Indebtedness; (ix) indebtedness incurred to refinance any Permitted Indebtedness, so long as the amount of such refinancing indebtedness does not exceed the amount of indebtedness refinanced, and if the indebtedness refinanced is subordinated to the Loans, then such refinancing indebtedness shall be subject to substantially similar terms of subordination; (x) indebtedness set forth on Schedule 1 hereto and (xii) other indebtedness to which Lender consents from time to time.

“Permitted Liens” shall mean (i) statutory or common law liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder or amounts which are being contested in good faith and by appropriate proceedings and for which Borrower has maintained adequate reserves; (ii) liens or security interests in favor of Lender; (iii) zoning restrictions and easements, rights-of-way, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on Borrower’s ability to use such real property for its intended purpose in connection with Borrower’s business; (iv) liens in connection with purchase money indebtedness and capitalized leases otherwise permitted pursuant to this Agreement, provided, that such liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which is the subject of such capitalized leases; (v) liens set forth on Schedule 2 or renewals or extension thereof; (vi) involuntary liens (other than liens for taxes) securing amounts less than $50,000 and which are released or for which a bond acceptable to Lender in its sole discretion, determined in good faith, has been posted within ten (10) days of its creation; (vii) liens for taxes not yet due or for taxes which are being contested in good faith and by appropriate proceedings and for which Borrower has satisfied the conditions set forth in subsections (12)(h)(i), (iii) and (iv) hereof; (viii) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any lien imposed by ERISA; (ix) leases, licenses or subleases granted to others in the ordinary course of business of Borrower; (x) any interest of title of a lessor under, and liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) solely evidencing such lessor’s interest under, leases permitted by this Agreement; (xi) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions holding such deposits; and (xii) liens specifically permitted by Lender in writing.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

“Plan” shall have the meaning specified in subsection 12(b)(v) hereof.

“Prime Rate” shall mean the rate of interest announced by Lender from time to time as its prime rate. Such rate is set by Lender on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

“Regulatory Change” shall have the meaning specified in subsection 4(b)(iii) hereof.

“Reserve Percentage” shall mean the reserve percentage (expressed as a decimal, rounded upward to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Reusable Surgical Products” shall mean all reusable surgical gowns, towels, surgical drapes, surgical instruments, stainless steel basin sets and other reusable products used by Borrower as part of Borrower’s surgical product line.

“Revolving Credit Termination Date” means the earlier of (a) the Maturity Date, or (b) the date on which Lender’s commitment to make Revolving Loans and to issue Letters of credit is terminated pursuant to Section 16 (Remedies Upon an Event of Default) or otherwise.

“Revolving Loan Limit” shall have the meaning specified in subsection 2(a) hereof.

“Revolving Loans” shall have the meaning specified in subsection 2(a) hereof.

“Subsidiary” shall mean any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by Borrower, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by Borrower or any partnership of which Borrower is a general partner.

“Tax” shall mean, in relation to any LIBOR Rate Loans and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required to be paid by Lender and/or to be withheld or deducted from any payment otherwise required hereby to be made by Borrower to Lender; provided, that the term “Tax” shall not include any taxes imposed upon the net income of Lender.

“Term Loan” shall have the meaning specified in subsection 2(b) hereof.

2. LOANS.

(a) Revolving Loans.

Subject to the terms and conditions of this Agreement and the Other Agreements, until the Business Day immediately preceding the Maturity Date, Lender shall, except upon the occurrence and during the continuation of an Event of Default, make revolving loans and advances (the “Revolving Loans”) in an amount up to the sum of the following sublimits (the “Revolving Loan Limit”):

(i) Up to eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrower’s business) of Borrower’s Eligible Accounts; plus

(ii) Up to the lesser of (x) sixty percent (60%) of the lower of cost or market value of Borrower’s Eligible Inventory consisting of raw materials and finished goods and (y) Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000); plus

(iii) Up to the lesser of forty percent (40%) of the lower of cost or book value of Borrower’s Eligible Inventory consisting of Reusable Surgical Products and (y) Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000); plus

(iv) (A) the lesser of $3,200,000 (reducing by $133,000 as of the first day of each month commencing June 1, 2012) or 45% of Eligible Inventory consisting of Gore Special Buy Inventory; plus

(v) (A) Up to the lesser of (1) Three Million and No/100 Dollars ($3,000,000) and (2) fifty percent (50%) of the fair market value (as determined by an appraiser and an appraisal in form and substance satisfactory to Lender) with respect to Borrower’s real property located in Stockton, California and Chattanooga, Tennessee; provided that such availability shall be reduced by Twenty-Five Thousand and 00/100 Dollars ($25,000.00) on the first day of each month commencing September 1, 2011; minus

(vi) such reserves as Lender elects, in its Permitted Discretion, to establish from time to time; provided, however, that the amount of any reserve shall not be duplicative of (A) the amount of any other reserve taken by the Lender with respect to the same events, conditions or circumstances or (B) any exclusionary criteria or limitations set forth in the definitions of Eligible Accounts or Eligible Inventory;

further provided, that (x) the sum of the advances with respect to clauses (ii), (iii) and (iv) above shall at no time exceed Twelve Million and No/100 Dollars ($12,000,000) and (y) the Revolving Loan Limit shall in no event exceed Twenty-Five Million and No/100 Dollars ($25,000,000) (the “Maximum Revolving Loan Limit”) except as such amount may be increased or, upon the occurrence and during the continuation of an Event of Default, decreased by Lender, in its sole discretion.

The aggregate unpaid principal balance of the Revolving Loans shall not at any time exceed the lesser of the (i) Revolving Loan Limit minus the Letter of Credit Reserve and (ii) the Maximum Revolving Loan Limit minus the Letter of Credit Reserve. If at any time the outstanding Revolving Loans exceeds either the Revolving Loan Limit or the Maximum Revolving Loan Limit, in each case minus the Letter of Credit Reserve, or any portion of the Revolving Loans and Letter of Credit Obligations exceeds any applicable sublimit within the Revolving Loan Limit, Borrower shall immediately, and without the necessity of demand by Lender, pay to Lender such amount as may be necessary to eliminate such excess and Lender shall apply such payment to the Revolving Loans to eliminate such excess.

Borrower hereby authorizes Lender, in its sole discretion, to charge any of Borrower’s accounts or advance Revolving Loans to make any payments of principal, interest, fees, costs or expenses required to be made by Borrower under this Agreement or the Other Agreements.

Whenever Borrower desires funding of a Revolving Loan, Borrower shall give Lender a Notice of Borrowing. Such notice must be received by Lender no later than 11:00 a.m. (Eastern Time) (i) on the Business Day of the requested funding date, in the case of Base Rate Revolving Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Rate Revolving Loans. Notices received after 11:00 a.m. (Eastern Time) shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Revolving Loan, (B) the requested funding date (which must be a Business Day), (C) whether the Revolving Loan is to be made as a Base Rate Loan or a LIBOR Rate Loan, and (D) in the case of LIBOR Rate Revolving Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified). In the event that Borrower maintains a controlled disbursement account at Lender, each check presented for payment against such controlled disbursement account and any other charge or request for payment against such controlled disbursement account shall constitute a request for a Revolving Loan as a Base Rate Loan. As an accommodation to Borrower, Lender may permit telephone requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to Lender by Borrower. Borrower shall confirm each such telephonic request and electronic transmittal by prompt delivery to Lender of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Lender, the records of Lender shall govern. Unless Borrower specifically directs Lender in writing not to accept or act upon telephonic or electronic communications from Borrower, Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Lender by Borrower, other than for Lender’s bad faith, willful misconduct or gross negligence and Lender shall have no duty to verify the origin of any such communication or the authority of the Person sending it.

Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each Revolving Loan requested by Borrower, or deemed to be requested by Borrower, as follows: except as Lender may otherwise agree, the proceeds of each Revolving Loan requested under Section 2(a) shall be disbursed by Lender in lawful money of the United States of America in immediately available funds, by wire transfer or Automated Clearing House (ACH) transfer, to such bank account as may be agreed upon by Borrower and Lender from time to time.

(b) Term Loan.

Subject to the terms and conditions of the Original Loan Agreement and the Other Agreements, on the Original Closing Date, Lender made a term loan to Borrower in an amount equal to Four Million Three Hundred Thousand and No/100 Dollars ($4,300,000) with respect to Borrower’s real property located in Tampa, Florida (the “Term Loan”) of which $3,654,999.88 is outstanding on the Closing Date. Amounts repaid with respect to the Term Loan may not be reborrowed.

(c) Repayments.

The Liabilities shall be repaid by Borrower as follows:

(i) Repayment of Revolving Loans. The Revolving Loans and all other Liabilities (other than the Term Loan) shall be repaid on the earlier of the Maturity Date or the Revolving Credit Termination Date.

(ii) Repayment of Term Loan. The Term Loan shall be repaid in equal monthly installments of Seventeen Thousand Nine Hundred Sixteen 67/100 Dollars ($17,916.67) payable on the first day of the month following such advance and on the first day of each month thereafter; provided, that any remaining outstanding principal balance of the Term Loan shall be repaid on the earlier of the Maturity Date or the Revolving Credit Termination Date.

(iii) Mandatory Prepayments of the Term Loan and Mandatory Availability Reductions.

Sales of Assets. Upon receipt of the proceeds of the sale or other disposition of real property owned by Borrower, located in Tampa, Florida, Mason, Ohio and Sugarland, Texas and covered, respectively, by Mortgages or if such real property is damaged, destroyed or taken by condemnation in whole or in part, the proceeds thereof shall be paid by Borrower to Lender as a mandatory prepayment of the Term Loan, such payment to be applied against the remaining installments of principal in the inverse order of their maturities until repaid in full, and then against the other Liabilities, as determined by Lender, in its sole discretion; provided, that with respect to damages, destruction or condemnation involving less than $100,000, such proceeds shall be made available to Borrower to repair or replace such property so long as such repair or replacement occurs within 180 days of such loss. Upon receipt of the proceeds of the sale or other disposition of the real property owned by Borrower, located in Chattanooga, Tennessee and Stockton, California, and, respectively, covered by Mortgages or if any of such real property is damaged, destroyed or taken by condemnation in whole or in part, the proceeds thereof shall be paid by Borrower to Lender for application to the Revolving Loan and shall automatically and permanently reduce Borrower’s borrowing availability pursuant to Section 2(a)(v) by such amount, such reduction to be applied to the scheduled reductions in the inverse order thereof and once such availability is reduced to $0, any amount of such proceeds remaining shall be applied to the Term Loan, such payment to be applied against the remaining installments in the inverse order of their maturities until paid in full and then to the remaining Liabilities in such order as Lender shall determine; provided, that with respect to damages, destruction or condemnation involving less than $100,000, such proceeds shall be made available to Borrower to repair or replace such property so long as such repair or replace such property so long as such repair or replacement occurs within 180 days of such loss.

(d) Notes.

The Loans shall, in Lender’s sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to Lender. However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by Lender.

(e) No Novation.

Borrower and Lender acknowledge and agree that (a) this Agreement amends and restates the Original Loan Agreement, (b) the Obligations outstanding under the Original Loan Agreement have not been extinguished or repaid, continue without interruption, and have not been discharged by this Agreement, (c) the Obligations outstanding under the Original Loan Agreement are part of the Obligations under this Agreement and the credit facilities under which such Obligations arose under the Original Loan Agreement, as those credit facilities have been amended and restated by this Agreement, (d) the obligation of Borrower to repay the Obligations outstanding under the Original Loan Agreement are evidenced in part by an Amended and Restated Revolving Credit Note, which note replaces the Revolving Credit Note issued by Borrower on the Original Closing Date, and by the Term Note issued by Borrower on the Original Closing Date and as amended on the Closing Date, and (e) this Agreement and the other Loan Documents are not intended to, and shall not, result in a novation of the Obligations outstanding under the Original Loan Agreement.

3. LETTERS OF CREDIT.

(a) General Terms.

Subject to the terms and conditions of this Agreement and the Other Agreements, until thirty (30) days prior to the Maturity Date, Lender shall, except upon the occurrence of and during the continuation of an Event of Default, from time to time cause to be issued and co-sign for or otherwise guarantee, upon Borrower’s request, commercial and/or standby Letters of Credit; provided, that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed Six Million and No/100 Dollars ($6,000,000) and, provided further, that the existing letters of credit described on Schedule 3(a) attached to and hereby made a part of this Agreement are Letters of Credit. Payments made by the issuer of a Letter of Credit to any Person on account of any Letter of Credit shall be immediately payable by Borrower without notice, presentment or demand and Borrower agrees that each payment made by the issuer of a Letter of Credit in respect of a Letter of Credit shall constitute a request by Borrower for a Revolving Loan to reimburse such issuer and the proceeds of such Revolving Loan shall be applied by Lender in reimbursement of payments made by the issuer of such Letter of Credit. In the event such Loan is not advanced by Lender for any reason permitted under this Agreement, such reimbursement obligations (whether owing to the issuer of the Letter of Credit or Lender if Lender is not the issuer) shall become part of the Liabilities hereunder and shall bear interest at the rate then applicable to Base Rate Revolving Loans hereunder until repaid. Borrower shall remit to Lender a Letter of Credit fee equal to the Applicable Margin per annum on the aggregate undrawn face amount of all Letters of Credit outstanding, which fee shall be payable monthly in arrears on the first day of each month. Upon the occurrence of an Event of Default and during the continuance thereof, the fee set forth at clause (i) of this subsection 3(a) shall be increased by two (2) percent per annum. Said fees shall be calculated on the basis of a 360 day year. Borrower shall also pay at the time of the issuance of each Letter of Credit a fronting fee equal to 0.25% of the face amount of the Letter of Credit and on demand the normal and customary administrative charges of the issuer of the Letter of Credit for issuance, amendment, negotiation, renewal or extension of any Letter of Credit. Letters of Credit may be requested by Borrower only (i) to support obligations of Borrower incurred in the ordinary course of business or (ii) for other purposes as Lender may approve from time to time in writing. Lender shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrower is discharged with proceeds of any Letter of Credit.

(b) Requests for Letters of Credit.

Borrower shall make requests for Letters of Credit in writing at least three (3) Business Days prior to the date such Letter of Credit is to be issued. Each such request shall specify the date such Letter of Credit is to be issued, the amount thereof, the name and address of the beneficiary thereof and a description of the transaction to be supported thereby. Any such notice shall be accompanied by the form of Letter of Credit requested and any application or reimbursement agreement required by the issuer of such Letter of Credit. If any term of such application or reimbursement agreement is inconsistent with this Agreement, then the provisions of this Agreement shall control to the extent of such inconsistency.

(c) Obligations Absolute.

Borrower shall be obligated to reimburse the issuer of any Letter of Credit, or Lender if Lender has reimbursed such issuer on Borrower’s behalf, for any payments made in respect of any Letter of Credit, which obligation shall be unconditional and irrevocable and shall be paid regardless of: (i) any lack of validity or enforceability of any Letter of Credit, (ii) any amendment or waiver of or consent or departure from all or any provisions of any Letter of Credit, this Agreement or any Other Agreement, (iii) the existence of any claim, set off, defense or other right which Borrower or any other Person may have against any beneficiary of any Letter of Credit, Lender or the issuer of the Letter of Credit, (iv) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (v) any payment under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, and (vi) any other act or omission to act or delay of any kind of the issuer of such Letter of Credit, the Lender or any other Person or any other event or circumstance that might otherwise constitute a legal or equitable discharge of Borrower’s obligations hereunder. It is understood and agreed by Borrower that (w) the issuer of any Letter of Credit may accept documents that appear on their face to be in order without further investigation or inquiry, regardless of any notice or information to the contrary, (x) in connection with its administration of and enforcement of rights or remedies under any Letter of Credit, the issuer of any Letter of Credit shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by such issuer, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person,

(y) the issuer of any Letter of Credit may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts and (z) the issuer of any Letter of Credit may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care other than any act or omission arising out of the bad faith, willful misconduct or gross negligence of such issuer.

(d) Expiration Dates of Letters of Credit.

The expiration date of each Letter of Credit shall be (i) no more than three hundred sixty five (365) days from issuance, in the case of standby Letters of Credit, (ii) no more than one hundred twenty (120) days from issuance, in the case of documentary Letters of Credit, and (iii) at least twenty (20) Business Days prior to the Maturity Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one or more one (1) year periods, so long as the issuer thereof has the right to terminate the Letter of Credit at the end of each one (1) year period and no extension period extends past the date that is at least twenty (20) Business Days prior to the Maturity Date. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new letter of credit application or reimbursement agreement shall be required at the discretion of the issuer of such Letter of Credit. If any Letter of Credit Obligations, whether or not then due or payable, shall for any reason be outstanding at any time within twenty (20) Business Days prior to the Maturity Date, then Borrower shall, at Lender’s request, provide cash to Lender in an amount equal to one hundred five percent (105%) of the stated amount of all outstanding Letters of Credit and shall pay to Lender the amount of all other Letter of Credit Obligations. If Borrower fails to provide cash collateral as required herein, Lender may advance, as Revolving Loans, the amount of the cash collateral required.

4. INTEREST, FEES AND CHARGES.

(a) Interest Rate.

Subject to the terms and conditions set forth below, the Loans shall bear interest at the per annum rate of interest set forth in subsection (i), (ii) or (iii) below:

(i) the Applicable Margin per annum in excess of the Base Rate in effect from time to time, payable on the first day of each month in arrears. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Base Rate effective on the effective date of each such change in the Base Rate.

(ii) the Applicable Margin per annum in excess of the LIBOR Rate for the applicable Interest Period, such rate to remain fixed for such Interest Period. Interest shall be payable on the first day of each month in arrears.

(iii) Upon the occurrence of an Event of Default and during the continuance thereof, the Loans shall bear interest at the Default Rate, which interest shall be payable on demand. Borrower acknowledges that the cost and expense to Lender due to an Event of Default is difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Lender for this cost and expense. All interest shall be calculated on the basis of a 360-day year.

(b) Other LIBOR Provisions.

(i) Borrower may, on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Rate Loan at the end of its Interest Period as, a LIBOR Rate Loan. Whenever Borrower desires to convert or continue Loans as LIBOR Rate Loans, Borrower shall give Lender a Notice of Conversion/Continuation, no later than 11:00 a.m. (Eastern Time) at least three (3) Business Days before the requested conversion or continuation date. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be thirty (30) days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Rate Loans, Borrower shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans. If an Event of Default has occurred and is continuing or if the continuation or conversion thereof would violate the provisions of subsections 4(b)(ii) or 4(b)(iii) of this Agreement, Lender may declare that no Loan may be made, converted or continued as a LIBOR Rate Loan.

(ii) Lender’s determination of the LIBOR Rate as provided above shall be conclusive, absent manifest error. Furthermore, if Lender determines, in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any Interest Period that (A) U.S. Dollar deposits of sufficient amount and maturity for funding the Loans are not available to Lender in the London Interbank Eurodollar market in the ordinary course of business, or (B) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the Loans requested by Borrower to be LIBOR Rate Loans or the Loans bearing interest at the rates set forth in subsection 4(a)(ii) of this Agreement shall not represent the effective pricing to Lender for U.S. Dollar deposits of a comparable amount for the relevant period (such as for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in determining the rate), Lender shall promptly notify Borrower and (1) all existing LIBOR Rate Loans shall convert to Base Rate Loans upon the end of the applicable Interest Period, and (2) no additional LIBOR Rate Loans shall be made until such circumstances are cured.

(iii) If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Lender or its lending offices (a “Regulatory Change”), shall, in the opinion of counsel to Lender, make it unlawful for Lender to make or maintain LIBOR Rate Loans, then Lender shall promptly notify Borrower and (A) the LIBOR Rate Loans shall immediately convert to Base Rate Loans on the last day of the then existing Interest Period or on such earlier date as required by law and (B) no additional LIBOR Rate Loans shall be made until such circumstance is cured.

(iv) If, for any reason, a LIBOR Rate Loan is paid prior to the last day of any Interest Period or if a LIBOR Rate Loan does not occur on a date specified by Borrower in its request (other than as a result of a default by Lender), Borrower agrees to indemnify Lender against any loss (including any loss on redeployment of the deposits or other funds acquired by Lender to fund or maintain such LIBOR Rate Loan), cost or expense incurred by Lender as a result of such prepayment and shall also pay Lender’s normal and customary administrative charges.

(v) If any Regulatory Change (whether or not having the force of law) shall (A) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Lender; (B) subject Lender or the LIBOR Rate Loans to any Tax or change the basis of taxation of payments to Lender of principal or interest due from Borrower to Lender hereunder (other than a change in the taxation of the overall net income of Lender); or (C) impose on Lender any other condition regarding the LIBOR Rate Loans or Lender’s funding thereof, and Lender shall determine (which determination shall be conclusive, absent any manifest error) that the result of the foregoing is to increase the cost to Lender of making or maintaining the LIBOR Rate Loans or to reduce the amount of principal or interest received by Lender hereunder, then Borrower shall pay to Lender, on demand, such additional amounts as Lender shall, from time to time, determine are sufficient to compensate and indemnify Lender from such increased cost or reduced amount.

(vi) Lender shall receive payments of amounts of principal of and interest with respect to the LIBOR Rate Loans free and clear of, and without deduction for, any Taxes. If (A) Lender shall be subject to any Tax in respect of any LIBOR Rate Loans or any part thereof or, (B) Borrower shall be required to withhold or deduct any Tax from any such amount, the LIBOR Rate applicable to such LIBOR Rate Loans shall be adjusted by Lender to reflect all additional costs incurred by Lender in connection with the payment by Lender or the withholding by Borrower of such Tax and Borrower shall provide Lender with a statement detailing the amount of any such Tax actually paid by Borrower. Determination by Lender of the amount of such costs shall be conclusive, absent manifest error. If after any such adjustment any part of any Tax paid by Lender is subsequently recovered by Lender, Lender shall reimburse Borrower to the extent of the amount so recovered. A certificate of an officer of Lender setting forth the amount of such recovery and the basis therefor shall be conclusive, absent manifest error.

(vii) Each request for LIBOR Rate Loans shall be in an amount not less than Five Hundred Thousand and No/100 Dollars ($500,000) or in increments of One Hundred Thousand and No/100 Dollars ($100,000) in excess thereof.

(viii) Unless otherwise specified by Borrower, all Loans shall be Base Rate Loans.

(ix) No more than five (5) Interest Periods may be in effect with respect to outstanding LIBOR Rate Loans at any one time.

(c) Fees And Charges.

(i) Closing Fee: Borrower shall pay to Lender a closing fee equal to 0.30% of the Maximum Loan Limit, which fee shall be fully earned and payable on the date of disbursement on the execution and delivery of this Agreement.

(ii) Unused Line Fee: Borrower shall pay to Lender an unused line fee equal to the Applicable Margin for the unused line fee multiplied by the difference between (a) the Maximum Revolving Loan Limit and (b) the average daily balance of the Revolving Loans plus the Letter of Credit Obligations for each month, which fee shall be fully earned by Lender and payable monthly in arrears on the first day of each month. Said fee shall be calculated on the basis of a 360 day year.

(iii) Costs and Expenses: Borrower shall reimburse Lender for all costs and expenses, including, without limitation, legal expenses and reasonable attorneys’ fees (whether for internal or outside counsel), incurred by Lender in connection with the (A) documentation and consummation of this transaction and any other transactions between Borrower and Lender, including, without limitation, Uniform Commercial Code and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs; (B) collection, protection or enforcement of any rights under this Agreement or the Other Agreements or in or to the Collateral, including, without limitation, costs and expenses which enhance the likelihood or maximize the amount of repayment by Borrower of the Loans and the other Liabilities; (C) collection of any Liabilities; and (D) administration and enforcement of any of Lender’s rights under this Agreement or any Other Agreement (including, without limitation, any costs and expenses of any third party provider engaged by Lender for such purposes). Borrower shall also pay all normal service charges and fees with respect to (E) all accounts maintained by Borrower with Lender and any additional services requested by Borrower from Lender and (F) any remittance or similar account maintained by Lender solely for the convenience of Lender in facilitating its own operation with respect to the handling and administration of collections and proceeds turned over to Lender. All such costs, expenses and charges shall constitute Liabilities hereunder, shall be payable by Borrower to Lender on demand, and, until paid, shall bear interest at the Default Rate applicable to Base Rate Revolving Loans hereunder.

(iv) Capital Adequacy Charge. If Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date hereof, does or shall have the effect of reducing the rate of return on such party’s capital as a consequence of its obligations hereunder to a level below that which Lender would reasonably be expected to have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by a material amount, then from time to time, after submission by Lender to Borrower of a written demand therefor (“Capital Adequacy Demand”) together with the certificate described below, Borrower shall pay to Lender such additional amount or amounts (“Capital Adequacy Charge”) as will compensate Lender for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination. A certificate of Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to Lender, and the method by which such amount was determined. In determining such amount, Lender may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

(d) Maximum Interest.

It is the intent of the parties that the rate of interest and other charges to Borrower under this Agreement and the Other Agreements shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Lender may lawfully charge Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrower.

5. COLLATERAL.

(a) Grant of Security Interest to Lender.

As security for the payment of all Loans now or in the future made by Lender to Borrower hereunder and for the payment or other satisfaction of all other Liabilities, Borrower hereby collaterally assigns (except with respect to trademarks and trademark applications with respect to which only a security interest is granted) to Lender and grants to Lender a continuing security interest in the following property of Borrower, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located but excluding the Excluded Collateral: (a) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, Borrower; (b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, payment intangibles, security interests, security deposits and rights to indemnification); (c) all Inventory (whether or not Eligible Inventory); (d) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and Fixtures; (e) all Investment Property; (f) all Deposit Accounts, bank accounts, deposits and cash; (g) all Letter-of-Credit Rights; (h) Commercial Tort Claims listed on Exhibit C hereto (i) any other property of Borrower now or hereafter in the possession, custody or control of Lender or any agent or any parent, affiliate or subsidiary of Lender or any participant with Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise) and (j) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of Borrower’s books and records relating to any of the foregoing and to Borrower’s business.

(b) Other Security.

Lender, in its sole discretion, without waiving or releasing any obligation, liability or duty of Borrower under this Agreement or the Other Agreements or any Event of Default,

may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral, provided, that Lender may take such actions with respect to Permitted Liens only after the occurrence and during the continuance of an Event of Default. All sums paid by Lender in respect thereof and all costs, fees and expenses including, without limitation, reasonable attorney fees, all court costs and all other charges relating thereto incurred by Lender shall constitute Liabilities, payable by Borrower to Lender on demand and, until paid, shall bear interest at the Default Rate applicable to Base Rate Revolving Loans hereunder.

(c) Possessory Collateral.

Immediately upon Borrower’s receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document, including, without limitation, any Tangible Chattel Paper and any Investment Property consisting of certificated securities, Borrower shall deliver the original thereof to Lender together with an appropriate endorsement or other specific evidence of assignment thereof to Lender (in form and substance acceptable to Lender). If an endorsement or assignment of any such items shall not be made for any reason, Lender is hereby irrevocably authorized, as Borrower’s attorney and agent-in-fact, to endorse or assign the same on Borrower’s behalf.

(d) Electronic Chattel Paper.

To the extent that Borrower obtains or maintains any Electronic Chattel Paper, Borrower shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies Lender as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by the Lender or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Lender, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

(e) Control Agreements.

Borrower shall, on or prior to the opening of any Deposit Account or the acquisition by Borrower of any financial assets or commodities, obtain a control agreement, in form and substance satisfactory to Lender, from the bank at which such Deposit Account is opened and from the issuer of any uncertificated securities or any securities intermediary or commodities intermediary issuing or holding any such financial assets or commodities for Borrower.

(f) Real Property.

Borrower acknowledges and agrees that it is the intention of the parties to this Agreement that Lender shall have a first priority, perfected Lien, in form and substance satisfactory to Lender and its counsel, on all of Borrower’s real property of any kind and nature whatsoever, whether now owned or hereafter acquired, subject only to the Permitted Liens, if any. In furtherance of the foregoing: With respect to each parcel of real property now owned by Borrower, Borrower shall have executed and delivered a deed of trust or a mortgage or other document, as appropriate, which deed of trust, mortgage and/or other document shall be included among the Loan Documents. With respect to real property acquired by Borrower after the Closing Date, Borrower shall, promptly after acquisition thereof, grant a Lien covering such real property to Lender under the provisions of a mortgage, deed of trust or other document, as appropriate and shall: (a) create a first priority Lien in such real property in favor of Lender subject only to Permitted Liens; (b) be accompanied by a current appraisal of the fair market value of the subject real property prepared by appraisers satisfactory to Lender; (c) be accompanied by a current survey satisfactory in all respects to Lender of the subject real property, prepared by a registered land surveyor or engineer; (d) be accompanied by evidence satisfactory to Lender regarding the current and past pollution control practices at such real property in connection with the discharge, emission, handling, disposal or existence of Hazardous Materials, which may include, at Lender’s request, an environmental audit of such real property prepared by a person or firm acceptable to Lender; (e) be accompanied by a mortgagee’s title insurance policy or marked-up unconditional commitment or binder for such insurance in form and substance satisfactory to Lender and issued by a title insurance company; and (f) upon request of Lender, be accompanied by a signed opinion of counsel, from counsel, satisfactory licensed to practice in the state where the subject real property is located. Each of the Loan Documents and other requirements of this Section shall be performed in a manner and by Persons satisfactory to Lender in the exercise of its Permitted Discretion.

6. PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN.

Borrower shall, at Lender’s request, at any time and from time to time, authenticate, execute and deliver to Lender such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Lender) and do such other acts and things or cause third parties to do such other acts and things as Lender may deem necessary or desirable in its sole discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Lender (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Liabilities, and in order to facilitate the collection of the Collateral. Borrower irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower’s true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Lender’s security interest in the Collateral. Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement. Borrower further ratifies and confirms the prior filing by Lender of any and all financing statements which identify the Borrower as debtor, Lender as secured party and any or all Collateral as collateral.

7. POSSESSION OF COLLATERAL AND RELATED MATTERS.

Until otherwise notified by Lender following the occurrence and during the continuance of an Event of Default, Borrower shall have the right, except as otherwise provided in this Agreement, in the ordinary course of Borrower’s business, to (a) sell, lease or furnish under contracts of service any of Borrower’s Inventory normally held by Borrower for any such purpose; (b) use and consume any raw materials, work in process or other materials normally held by Borrower for such purpose; and (c) sell or otherwise dispose of worn out or obsolete Equipment or Equipment no longer used or useful in the business of Borrower so long as all of the proceeds from such Equipment sales are paid to Lender for application to the Liabilities (except for such proceeds which are required to be delivered to the holder of a Permitted Lien which is prior in right of payment); provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by Borrower.

8. COLLECTIONS.

(a) Borrower shall direct all of its Account Debtors to make all payments on the Accounts directly to a post office box (the “Lock Box”) designated by, and under the exclusive control of, Lender, at a financial institution acceptable to Lender. Borrower shall establish an account (the “Dominion Account”) in Borrower’s name, for the benefit of Lender, with a financial institution acceptable to Lender, into which all payments received in the Lock Box shall be deposited, and into which Borrower will immediately deposit all payments received by Borrower on Accounts in the identical form in which such payments were received, whether by cash or check. If Borrower, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of Borrower or any Affiliate or Subsidiary, or any other Person acting for or in concert with Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts or other Collateral, Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Lender and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Dominion Account. The financial institution with which the Dominion Account is established shall acknowledge and agree, in a manner satisfactory to Lender, that the amounts on deposit in such Lock Box and Dominion Account are the sole and exclusive property of Lender, that such financial institution will follow the instructions of Lender with respect to disposition of funds in the Lock Box and Dominion Account without further consent from Borrower, that such financial institution has no right to setoff against the Lock Box or Dominion Account or against any other account maintained by such financial institution into which the contents of the Lock Box or Dominion Account are transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds to Lender in a manner satisfactory to Lender, funds deposited in the Dominion Account on a daily basis as such funds are collected. Borrower agrees that all payments made to such Dominion Account or otherwise received by Lender, whether in respect of the Accounts or as Proceeds of other Collateral or otherwise (except for proceeds of Collateral which are required to be delivered to the holder of a Permitted Lien which is prior in right of payment), will be applied on account of the Liabilities in accordance with the terms of this Agreement; provided, that payments received by Lender shall be applied first to Base Rate Loans and then to LIBOR Loans; provided further, that as long as no Event of Default exists, prepayments of LIBOR Loans may, at the option of Borrower, be deposited into

Borrower’s operating account. Borrower agrees to pay all customary fees, costs and expenses in connection with opening and maintaining the Lock Box and Dominion Account. All of such fees, costs and expenses if not paid by Borrower, may be paid by Lender and in such event all amounts paid by Lender shall constitute Liabilities hereunder, shall be payable to Lender by Borrower upon demand, and, until paid, shall bear interest at the Default Rate applicable to Base Rate Revolving Loans hereunder. All checks, drafts, instruments and other items of payment or Proceeds of Collateral shall be endorsed by Borrower to Lender, and, if that endorsement of any such item shall not be made for any reason, Lender is hereby irrevocably authorized to endorse the same on Borrower’s behalf. For the purpose of this section, Borrower irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower’s true and lawful attorney and agent-in-fact (i) to endorse Borrower’s name upon said items of payment and/or Proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of Borrower or Goods pertaining thereto; (ii) to take control in any manner of any item of payment or Proceeds thereof and (iii) to have access to any lock box or postal box into which any of Borrower’s mail is deposited, and open and process all mail addressed to Borrower and deposited therein.

(b) Lender may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities, (i) enforce collection of any of Borrower’s Accounts or other amounts owed to Borrower by suit or otherwise; (ii) exercise all of Borrower’s rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to Borrower; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to Borrower, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of Borrower or other amount owed to Borrower upon such terms, for such amount and at such time or times as Lender deems advisable; (v) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to Borrower; and (vi) do all other acts and things which are necessary, in Lender’s sole discretion, to fulfill Borrower’s obligations under this Agreement and the Other Agreements and to allow Lender to collect the Accounts or other amounts owed to Borrower. In addition to any other provision hereof, Lender may at any time, after the occurrence and during the continuance of an Event of Default, at Borrower’s expense, notify any parties obligated on any of the Accounts to make payment directly to Lender of any amounts due or to become due thereunder.

(c) For purposes of determining the amount of Loans available for borrowing purposes, the ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Liabilities at the beginning of the next Business Day. However, solely for purposes of computing interest hereunder, and in addition to Lender’s standard fees and charges relating to the Dominion Account, any application by Lender of such balance to the Liabilities shall be deemed to be made one (1) Business Day(s) after application to the Liabilities as set forth in the preceding sentence. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrower and shall be made available to Borrower as long as no Event of Default exists. Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Lender shall have the continuing, exclusive right to apply and reapply same against the Liabilities, in such manner as Lender deems advisable, notwithstanding any entry by Lender in its records.

9. COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES.

(a) Daily/Weekly Reports.

Borrower shall deliver to Lender an executed borrowing base certificate in Lender’s then current form as set forth on Exhibit E hereto at least once each week, which shall be accompanied by copies of summary versions of Borrower’s sales journal, cash receipts journal and credit memo journal for the relevant period and by a Notice of Borrowing on each day on which Borrower requests a Revolving Loan (with detailed versions of such journals provided promptly upon request). Such certificate shall reflect the activity of Borrower with respect to Accounts for the immediately preceding week, and shall be in a form and with such specificity as is satisfactory to Lender and shall contain such additional information concerning Accounts and Inventory as may be requested by Lender including, without limitation, but only if specifically requested by Lender, copies of all invoices prepared in connection with such Accounts. The calculation of ineligibles shall be made monthly unless required more frequently by Lender.

(b) Monthly Reports.

Borrower shall deliver to Lender, in addition to any other reports, as soon as practicable and in any event, within twenty (20) days after the end of each month, (A) a detailed trial balance of Borrower’s Accounts aged per invoice date, in form and substance reasonably satisfactory to Lender including, without limitation, the names and addresses of all Account Debtors of Borrower, (B) a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as Lender may require in its sole discretion), including a listing of any held checks and (C) the general ledger inventory account balance, a summary perpetual inventory report (with additional information if requested by Lender) and Lender’s standard form of Inventory report then in effect or the form most recently requested from Borrower by Lender, for Borrower by each category of Inventory, together with a description of the monthly change in each category of Inventory.

(c) Financial Statements.

Borrower shall deliver to Lender the following financial information, all of which shall be prepared in accordance with GAAP (except for monthly financial statements that are not on a quarterly basis, which will not be prepared in accordance with GAAP), subject, in the case of unaudited statements, to year-end adjustments and the absence of notes thereto, and shall be accompanied by a compliance certificate in the form of Exhibit B hereto, which compliance certificate shall include a calculation of all financial covenants contained in this Agreement: (i) no later than twenty (20) days after each calendar month, copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income and cash flow of Borrower, certified by the Chief Financial Officer of Borrower, (ii) no later than forty-five (45) days after the end of each fiscal quarter, copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of Borrower, certified by the Chief Financial Officer of Borrower and (iii) no later than ninety (90) days after the end of each of Borrower’s Fiscal Years, audited annual financial statements with an unqualified opinion by independent certified public accountants selected by Borrower and reasonably satisfactory to Lender, which financial statements shall be accompanied by copies of any management letters sent to the Borrower by such accountants.

(d) Annual Projections.

Borrower shall deliver to Lender as soon as practicable and in any event (i) in draft form, within thirty (30) days after the beginning of each Fiscal Year and (ii) in final form approved by Borrower’s board of directors, within ninety (90) days after the beginning of each Fiscal Year, projected balance sheets, statements of income and cash flow for Borrower, for each of the twelve (12) months during such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Lender.

(e) Explanation of Budgets and Projections.

In conjunction with the delivery of the annual presentation of projections or budgets referred to in subsection 9(d) above, Borrower shall deliver a letter signed by the CEO/President or a Vice President of Borrower and by the Treasurer or Chief Financial Officer of Borrower, describing, comparing and analyzing, in detail, all changes and developments between the anticipated financial results included in such projections or budgets and the historical financial statements of Borrower.

(f) Public Reporting.

Promptly upon the filing thereof, Borrower shall deliver to Lender copies of all registration statements and annual, quarterly, monthly or other regular reports which Borrower or any of its Subsidiaries files with the Securities and Exchange Commission, as well as promptly providing to Lender copies of any reports and proxy statements delivered to its shareholders.

(g) Other Information.

Promptly following request therefor by Lender, such other business or financial data, reports, appraisals and projections as Lender may reasonably request.

10. TERMINATION.

THIS AGREEMENT SHALL BE IN EFFECT UNTIL THE MATURITY DATE UNLESS (A) THE DUE DATE OF THE LIABILITIES IS ACCELERATED PURSUANT TO SECTION 16 HEREOF OR (B) BORROWER ELECTS TO TERMINATE THIS AGREEMENT AT ANY TIME BY GIVING LENDER AT LEAST SIXTY (60) DAYS’ PRIOR WRITTEN NOTICE OF SUCH ELECTION, IN WHICH CASE BORROWER SHALL PAY ALL OF THE LIABILITIES IN FULL WITHIN SUCH SIXTY (60) DAY PERIOD. If one or more of the events specified in clauses (A) and (B) occurs or this Agreement otherwise expires, then (i) Lender shall not make any additional Loans or issue any additional Letters of Credit on or after the date identified as the date on which the Liabilities are to be repaid; and (ii) this Agreement shall terminate on the date thereafter that the Liabilities are paid in full. At such time as Borrower has repaid all of the Liabilities and this Agreement has terminated, Borrower shall deliver to Lender a release, in form and substance satisfactory to Lender, of all obligations and liabilities of Lender and its officers, directors, employees, agents, parents, subsidiaries and affiliates to Borrower (other than those arising out of the gross negligence or willful misconduct of such Persons) and if Borrower is obtaining new financing from another lender, Borrower shall deliver such lender’s indemnification of Lender, in form and substance satisfactory to Lender, for checks which Lender has credited to Borrower’s account, but which subsequently are dishonored for any reason or for automatic clearinghouse or wire transfers not yet posted to Borrower’s account, and (ii) Lender shall deliver to Borrower a pay-off letter. If prior to December 31, 2012, Borrower prepays all of the Liabilities and this Agreement is terminated, Borrower agrees to pay to Lender as a prepayment fee, in addition to the payment of all other Liabilities, an amount equal to one percent (1%) of the Maximum Loan Limit when such prepayment occurs. The prepayment fee shall be waived if the prepayment occurs as a result of a refinancing with Bank of America, N.A. commercial banking.

11. REPRESENTATIONS AND WARRANTIES.

Borrower hereby represents and warrants to Lender, which representations and warranties (whether appearing in this Section 11 or elsewhere) shall be true at the time of Borrower’s execution hereof and the closing of the transactions described herein or related hereto, shall remain true until the repayment in full and satisfaction of all the Liabilities and termination of this Agreement, and shall be remade by Borrower at the time each Loan is made pursuant to this Agreement, provided, that representations and warranties made as of a particular date shall be true and correct as of such date.

(a) Financial Statements and Other Information.

The financial statements delivered by Borrower to Lender at or prior to the date of this Agreement have been prepared in accordance with GAAP subject, in the case of unaudited statements, to year-end adjustments and the absence of notes thereto. Such financial statements fairly present in all material respects in accordance with GAAP the financial condition of Borrower, subject, in the case of unaudited statements, to year-end adjustments and the absence of notes thereto, and there has been no Material Adverse Effect in the financial condition, the operations or any other status of Borrower since the date of the financial statements delivered to Lender most recently prior to the date of this Agreement. All written information now or heretofore furnished by Borrower to Lender is true and correct in all material respects as of the date with respect to which such information was furnished.

(b) Locations.

The office where Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, Borrower’s principal place of business and all of Borrower’s other places of business, locations of Collateral and post office boxes and locations of bank accounts are as set forth on Exhibit A hereto and at other locations within the continental United States of which Lender has been advised by Borrower in accordance with subsection 12(b)(i).

The Collateral, including, without limitation, the Equipment (except any part thereof which Borrower shall have advised Lender in writing consists of Collateral normally used in more than one state) is kept, or, in the case of vehicles, based, only at the addresses set forth on Exhibit A hereto, and at other locations within the continental United States of which Lender has been advised by Borrower in writing in accordance with subsection 12(b)(i) hereof.

(c) Loans by Borrower.

Borrower has not made any loans or advances to any Affiliate or other Person except for advances authorized hereunder to employees, officers and directors of Borrower for travel and other expenses arising in the ordinary course of Borrower’s business.

(d) Accounts and Inventory.

Each Account or item of Inventory which Borrower shall, expressly or by implication, request Lender to classify as an Eligible Account or as Eligible Inventory, respectively, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definitions of “Eligible Account” and “Eligible Inventory” as set forth herein and as otherwise established by Lender from time to time.

(e) Liens.

Borrower is the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by Borrower, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens. None of the Excluded Collateral is necessary for the orderly continuance of Borrower’s business nor does it have material value without regard to payments due to Borrower from the obligor thereunder.

(f) Organization, Authority and No Conflict.

Borrower is a corporation, duly organized, validly existing and in good standing in the State of Florida, its state organizational identification number is P94000044996 and Borrower is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary or, if Borrower is not so qualified, Borrower may cure any such failure without losing any of its rights, incurring any liens or material penalties, or otherwise affecting Lender’s rights. Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements and perform its obligations hereunder and thereunder. Borrower’s execution, delivery and performance of this Agreement and the Other Agreements does not conflict with the provisions of the organizational documents of Borrower, any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on Borrower, except for conflicts with agreements, contracts or other documents which would not have a Material Adverse Effect on Borrower, and Borrower’s execution, delivery and performance of this Agreement and the Other Agreements shall not result in the imposition of any lien or other encumbrance upon any of Borrower’s property (other than Permitted Liens) under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which Borrower or any of its property may be bound or affected.

(g) Litigation.

Except as disclosed to Lender on Schedule 11(g) hereto, there are no actions, investigations or proceedings which are pending or, to the best of Borrower’s knowledge, threatened against Borrower which are, in the determination of Lender, reasonably likely to have a Material Adverse Effect on Borrower, and Borrower shall, promptly upon becoming aware of any such pending or threatened action, investigation or proceeding, give written notice thereof to Lender. Borrower has no Commercial Tort Claims pending other than those set forth on Exhibit C hereto as Exhibit C hereto may be amended from time to time.

(h) Compliance with Laws and Maintenance of Permits.

Borrower has obtained all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on Borrower. Borrower is in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure to comply with which would have a Material Adverse Effect on Borrower.

(i) Affiliate Transactions.

Except as set forth on Schedule 11(i) hereto or as permitted pursuant to subsection 11(c) hereof, Borrower is not conducting, permitting or suffering to be conducted, transactions with any Affiliate other than transactions with Affiliates in the ordinary course of business pursuant to terms that are no less favorable to Borrower than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

(j) Names and Trade Names.

Borrower’s name has always been as set forth on the first page of this Agreement and Borrower uses no trade names, assumed names, fictitious names or division names in the operation of its business, except as set forth on Schedule 11(j) hereto.

(k) Equipment.

Except for Permitted Liens, Borrower has good and indefeasible and merchantable title to and ownership of all Equipment. Except as set forth on Schedule 11(k) hereto, no Equipment is a Fixture to real estate unless such real estate is owned by Borrower and is subject to a mortgage in favor of Lender, or if such real estate is leased, is subject to a landlord’s agreement in favor of Lender on terms acceptable to Lender, or an accession to other personal property unless such personal property is subject to a first priority lien in favor of Lender.

(l) Enforceability.

This Agreement and the Other Agreements to which Borrower is a party are the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

(m) Solvency.

Borrower is, after giving effect to the transactions contemplated hereby, solvent, able to pay its debts as they become due, has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the Other Agreements or by completion of the transactions contemplated hereunder or thereunder.

(n) Indebtedness.

Borrower is not obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than Permitted Indebtedness.

(o) Margin Security and Use of Proceeds.

Borrower does not own any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

(p) Parent, Subsidiaries and Affiliates.

Except as set forth on Schedule 11(p) hereto, Borrower has no Parents, Subsidiaries or other Affiliates or divisions, nor is Borrower engaged in any joint venture or partnership with any other Person.

(q) No Defaults.

Borrower is not in default under any material contract, lease or commitment to which it is a party or by which it is bound, nor does Borrower know of any dispute regarding any contract, lease or commitment which would have a Material Adverse Effect on Borrower.

(r) Employee Matters.

There are no controversies pending or, to Borrower’s knowledge, threatened between Borrower and any of its employees, agents or independent contractors other than employee grievances arising in the ordinary course of business which would not, in the aggregate, have a Material Adverse Effect on Borrower, and Borrower is in compliance with all federal and state laws respecting employment and employment terms, conditions and practices except for such non-compliance which would not have a Material Adverse Effect on Borrower.

(s) Intellectual Property.

Borrower possesses adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue to conduct its business as heretofore conducted by it except to the extent that the failure to possess such items would not have a Material Adverse Effect on Borrower.

(t) Environmental Matters.

Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of the Borrower comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to the best of the Borrower’s knowledge threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by the Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects the Borrower or its business, operations or assets or any properties at which the Borrower has transported, stored or disposed of any Hazardous Materials. Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(u) ERISA Matters.

Borrower has paid and discharged all obligations and liabilities arising under ERISA of a character which, if unpaid or unperformed, might result in the imposition of a lien against any of its properties or assets.

(v) FDA Matters.

Borrower has furnished Lender with true and complete copies of all written Food and Drug Administration reports and each written notice, warning, observation, claim or demand from the Food and Drug Administration (including, without limitation, observations noted on Form FDA-483) for the since July 1, 2008.

12. AFFIRMATIVE COVENANTS.

Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless Borrower obtains Lender’s prior written consent waiving or modifying any of Borrower’s covenants hereunder in any specific instance, Borrower covenants and agrees as follows:

(a) Maintenance of Records.

Borrower shall at all times keep accurate and complete books, records and accounts with respect to all of Borrower’s business activities, in accordance with sound accounting practices and GAAP, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit A hereto.

(b) Notices.

Borrower shall:

(i) Locations. Promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Lender of the proposed opening of any new place of business or new location of Collateral, the closing of any existing place of business or location of Collateral, any change of in the location of Borrower’s books, records and accounts (or copies thereof), the opening or closing of any post office box, the opening or closing of any bank account or, if any of the Collateral consists of Goods of a type normally used in more than one state, the use of any such Goods in any state other than a state in which Borrower has previously advised Lender that such Goods will be used.

(ii) Eligible Accounts and Inventory. Promptly upon becoming aware thereof, notify Lender if any Account or Inventory identified by Borrower to Lender as an Eligible Account or Eligible Inventory becomes ineligible for any reason.

(iii) Litigation and Proceedings. Promptly upon becoming aware thereof, notify Lender of any actions, investigations or proceedings which are pending or threatened against Borrower which could reasonably be expected to have a Material Adverse Effect on Borrower and of any Commercial Tort Claims of Borrower which may arise, which notice shall constitute Borrower’s authorization to amend Exhibit C hereto to add such Commercial Tort Claim.

(iv) Names and Trade Names. Notify Lender within ten (10) days of the change of its name or the use of any trade name, assumed name, fictitious name or division name not previously disclosed to Lender in writing.

(v) ERISA Matters. Promptly notify Lender of (x) the occurrence of any “reportable event” (as defined in ERISA) which might result in the termination by the Pension Benefit Guaranty Corporation (the “PBGC”) of any employee benefit plan (“Plan”) covering any officers or employees of the Borrower, any benefits of which are, or are required to be, guaranteed by the PBGC, (y) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor or (z) its intention to terminate or withdraw from any Plan.

(vi) Environmental Matters. Immediately notify Lender upon becoming aware of any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or the generation, use, storage, treatment, transportation, manufacture handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter which affects Borrower or its business operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials unless the foregoing could not reasonably be expected to have a Material Adverse Effect on Borrower.

(vii) Default; Material Adverse Effect. Promptly advise Lender of (a) the occurrence of or any event which has a Material Adverse Effect on Borrower or (b) the occurrence of any Event of Default hereunder or the occurrence of any event which, if uncured, will become an Event of Default after notice or lapse of time (or both).

(viii) Governmental Notices. (i) Promptly after receipt by the Borrower or any of its Subsidiaries, provide the Lender with copies of all written Food and Drug Administration reports and any written notice, warning, observation, claim or demand from the Food and Drug Administration (including, without limitation, observations noted on Form FDA-483) that alleges that the Borrower is or may be in violation of any of the terms of, or has failed to comply with any applicable Laws regulating its operation and business or that cites observations objectionable conditions related to the Borrower’s operations or properties; and (ii) provide the Lender with copies of any and all written or electronic responses and other communications with Food and Drug Administration with respect to ..any matter described in clause (i).

All of the foregoing notices shall be provided by Borrower to Lender in writing.

(c) Compliance with Laws and Maintenance of Permits.

Borrower shall maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on Borrower and Borrower shall remain in compliance with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure with which to comply would have a Material Adverse Effect on Borrower. Following any determination by Lender that there is non-compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid non-compliance, with any Environmental Law, at Borrower’s expense cause an independent environmental engineer acceptable to Lender to conduct such tests of the relevant site(s) as are appropriate and prepare and deliver a report setting forth the results of such tests, a proposed plan for remediation and an estimate of the costs thereof.

(d) Inspection, Audits and Appraisals.

(i) Borrower shall permit Lender, or any Persons designated by it, to call at Borrower’s places of business at any reasonable times, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to Borrower’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning Borrower’s business as Lender may consider reasonable under the circumstances; provided, however, that in the absence of an Event of Default, such right shall be limited to three times during each calendar year. Borrower shall furnish to Lender such information relevant to Lender’s rights under this Agreement and the Other Agreements as Lender shall at any time and from time to time reasonably request. Lender, through its officers, employees or agents shall have the right, at any time and from time to time, in Lender’s name, to verify the validity, amount or any other matter relating to any of Borrower’s Accounts, by mail, telephone, telecopy, electronic mail, or otherwise, provided that prior to the occurrence of an Event of Default, Lender shall conduct such verification in the name of a nominee of Lender or in Borrower’s name. Borrower authorizes Lender to discuss the affairs, finances and business of Borrower with any officers, employees or directors of Borrower or with its Parent or any Affiliate or the officers, employees or directors of its Parent or any Affiliate, and to discuss the financial condition of Borrower with Borrower’s independent public accountants. Any such discussions shall be without liability to Lender or to Borrower’s independent public accountants. Borrower shall pay to Lender all customary fees and all costs and out-of-pocket expenses incurred by Lender in the exercise of its rights hereunder, and all of such fees, costs and expenses shall constitute Liabilities hereunder, shall be payable on demand and, until paid, shall bear interest at the Default Rate applicable to Base Rate Revolving Loans hereunder.

(ii) From time to time, if Lender determines that obtaining appraisals is necessary in order for Lender to comply with applicable laws or regulations, Lender may, at any time, obtain appraisals in form and substance and from appraisers satisfactory to Lender with respect to real property owned by any Obligor, all at Borrower’s expense. In addition to the foregoing, Lender may at any time obtain appraisals in form and substance and from appraisers satisfactory to Lender with respect to Inventory and Equipment owned by any Obligor, all at Borrower’s expense.

(e) Insurance.

Borrower shall:

(i) Keep the Collateral properly housed and insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of Borrower and shall maintain business interruption insurance, in each case, with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be satisfactory to Lender. Original (or certified) copies of such policies of insurance have been or shall be, within ninety (90) days of the date hereof, delivered to Lender, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to Lender, showing loss under such insurance policies payable to Lender. Such endorsement, or an independent instrument furnished to Lender, shall provide that the insurance company shall give Lender at least thirty (30) days written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of Borrower or any other Person shall affect the right of Lender to recover under such policy of insurance in case of loss or damage. In addition, Borrower shall cause to be executed and delivered to Lender an assignment of proceeds of its business interruption insurance policies. Borrower hereby directs all insurers under all policies of insurance to pay all proceeds payable thereunder directly to Lender. Borrower irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender) as Borrower’s true and lawful attorney (and agent-in-

fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance, provided however, that if no Event of Default shall have occurred and is continuing, Borrower may make, settle and adjust claims involving less than $250,000 in the aggregate without Lender’s consent.

(ii) Maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of Borrower with such companies and in such amounts, with such deductibles and under policies in such form as shall be satisfactory to Lender and original (or certified) copies of such policies have been or shall be, within ninety (90) days after the date hereof, delivered to Lender, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing Lender as additional insured thereunder and providing that the insurance company shall give Lender at least thirty (30) days written notice before any such policy shall be altered or canceled.

If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then Lender, without waiving or releasing any obligation or default by Borrower hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Lender deems advisable upon notice to Borrower. Such insurance, if obtained by Lender, may, but need not, protect Borrower’s interests or pay any claim made by or against Borrower with respect to the Collateral. Such insurance may be more expensive than the cost of insurance Borrower may be able to obtain on its own and may be cancelled only upon Borrower providing evidence that it has obtained the insurance as required above. All sums disbursed by Lender in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys’ fees, shall constitute Loans hereunder, shall be payable on demand by Borrower to Lender and, until paid, shall bear interest at the Default Rate applicable to Base Rate Revolving Loans hereunder.

(f) Collateral.

Borrower shall keep the Collateral in good condition, repair and order and (ordinary wear and use and casualty excepted) shall make all necessary repairs to the Equipment and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained in all material respects. Borrower shall permit Lender to examine any of the Collateral at any time and wherever the Collateral may be located and, Borrower shall, immediately upon request therefor by Lender, deliver to Lender any and all evidence of ownership of any of the Equipment including, without limitation, certificates of title and applications of title. Borrower shall, at the request of Lender, indicate on its records concerning the Collateral a notation, in form satisfactory to Lender, of the security interest of Lender hereunder.

(g) Use of Proceeds.

All Loans and other proceeds obtained by Borrower from Lender pursuant to this Agreement shall be used solely for business purposes of Borrower, including, without limitation, working capital needs and general corporate purposes.

(h) Taxes.

Borrower shall file all required tax returns and pay all of its taxes when due, subject to any extensions granted by the applicable taxing authority, including, without limitation, taxes imposed by federal, state or municipal agencies, and shall cause any liens for taxes to be promptly released; provided, that Borrower shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (i) adequate reserves are being maintained on Borrower’s financial statements in accordance with GAAP; (ii) the contesting of any such payment does not give rise to a lien for taxes, except for Permitted Liens; (iii) Borrower keeps on deposit with Lender (such deposit to be held without interest) or a reserve is maintained against Borrower’s availability to borrow money under subsection 2(a), in either case, an amount of money which, in the sole judgment of Lender, is sufficient to pay such taxes and any interest or penalties that may accrue thereon and (iv) if Borrower fails to prosecute such contest with reasonable diligence or if Borrower loses such contest, Lender may make an advance or apply the money so deposited in payment of such taxes. If Borrower fails to pay any such taxes and in the absence of any such contest by Borrower, Lender may (but shall be under no obligation to) make an advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by Lender shall constitute Liabilities hereunder, shall be payable by Borrower to Lender on demand, and, until paid, shall bear interest at the Default Rate applicable to Base Rate Revolving Loans hereunder.

(i) Intellectual Property.

Borrower shall maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it unless the failure to maintain any of the foregoing could not reasonably be expected to have a Material Adverse Effect on Borrower.

(j) Checking Accounts and Cash Management Services.

Borrower shall maintain its operating, collections, payroll, trust, and other depository or disbursement accounts with Lender and Lender (or any parent, affiliate or subsidiary of Lender, as applicable) shall provide services with respect to such accounts, including without limitation, automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services as more specifically set forth in agreements with respect to such accounts entered into by and between Borrower and Lender (or any parent, affiliate or subsidiary of Lender, as applicable). Customary charges and fees, including the charges and fees for the forgoing services, shall be assessed thereon. Although no compensating balance is required, Borrower must keep monthly balances in order to merit earnings credits which will cover Lender’s service charges for such account activities.

(k) Patriot Act Notice.

Lender hereby notifies Borrower that, pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record information that identifies Borrower, including, without limitation, its legal name, address, tax ID number and other information that will allow Lender to identify it in accordance with the Patriot Act. Lender will also require information regarding each personal guarantor, if any, and may require information regarding Borrower’s management and owners, including, without limitation, the legal name, address, social security number and date of birth of such Persons.

13. NEGATIVE COVENANTS.

Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless Borrower obtains Lender’s prior written consent waiving or modifying any of Borrower’s covenants hereunder in any specific instance, Borrower agrees as follows:

(a) Guaranties.

Borrower shall not assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business.

(b) Indebtedness; Operating Leases.

Borrower shall not create, incur, assume or become obligated for any loans or other indebtedness for borrowed money other than Permitted Indebtedness. Borrower shall not incur operating lease obligations requiring aggregate payments during any Fiscal Year exceeding $7,500,000 in any Fiscal Year thereafter.

(c) Liens.

Borrower shall not grant or permit to exist (voluntarily or involuntarily) any lien, claim, security interest or other encumbrance whatsoever on any of its assets, other than Permitted Liens.

(d) Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.

Borrower shall not (i) enter into any merger or consolidation; (ii) change the state of Borrower’s organization or enter into any transaction which has the effect of changing Borrower’s state of organization; (iii) except as set forth in Section 7 hereof, sell, lease or otherwise dispose of any of its assets; (iv) purchase the stock, other equity interests or all or a material portion of the assets of any Person or division of such Person; or (v) enter into any other transaction outside the ordinary course of Borrower’s business, including, without limitation, any purchase, redemption or retirement of any shares of any class of its stock or any other equity interest other than any such purchase, redemption, or retirement pursuant to any compensatory arrangement entered into the ordinary course of business with any employee or director of the

Borrower so long as such purchases, redemptions or retirements do not exceed $250,000 in the aggregate in any Fiscal Year and no Event of Default is continuing at the time of any such purchase, redemption or retirement. Borrower shall not form any Subsidiaries or enter into any joint ventures or partnerships with any other Person.

(e) Dividends and Distributions.

Borrower shall not declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock (if Borrower is a corporation) or on account of any equity interest in Borrower (if Borrower is a partnership, limited liability company or other type of entity).

(f) Investments; Loans.

Borrower shall not purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than direct obligations of the United States, obligations insured by the Federal Deposit Insurance Corporation and obligations unconditionally guaranteed by the United States; nor shall Borrower lend or otherwise advance funds to any Person except for advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business.

(g) Fundamental Changes, Line of Business.

Borrower shall not (i) amend its organizational documents or change its Fiscal Year unless (w) such actions would not have a Material Adverse Effect on the Borrower; (x) such actions would not affect the obligations of Borrower to Lender; (y) such actions would not affect the interpretation of any of the terms of this Agreement or the Other Agreements and (z) Lender has received ten (10) days prior written notice of such amendment or change or (ii) enter into a new line of business materially different from Borrower’s current business.

(h) Equipment.

Except as set forth on Schedule 11(k), Borrower shall not (i) permit any Equipment to become a Fixture to real property unless such real property is owned by Borrower and is subject to a mortgage in favor of Lender or a mortgagee waiver from the applicable mortgagee, or if such real estate is leased, is subject to a landlord’s agreement in favor of Lender on terms acceptable to Lender, or (ii) permit any Equipment to become an accession to any other personal property unless such personal property is subject to a first priority lien in favor of Lender.

(i) Affiliate Transactions.

Except as set forth on Schedule 11(i) hereto or as permitted pursuant to subsection 11(c) hereof, Borrower shall not conduct, permit or suffer to be conducted, transactions with Affiliates other than transactions in the ordinary course of business pursuant to terms that are no less favorable to Borrower than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

(j) Settling of Accounts.

Borrower shall not settle or adjust any Account identified by Borrower as an Eligible Account or with respect to which the Account Debtor is an Affiliate without the consent of Lender, provided, that following the occurrence and during the continuance of an Event of Default, Borrower shall not settle or adjust any Account without the consent of Lender.

(k) Other Restricted Payments and Amendments.

No Obligor shall make any payments with respect to any subordinated indebtedness except as permitted pursuant to the terms of the subordination (or similar) agreement or subordination terms governing the limitations on payments and rights of the subordinated creditor. Additionally, no Obligor shall directly or indirectly amend, modify, alter or change any of the terms of any other agreement, instrument, document, indenture or other writing evidencing or concerning indebtedness permitted under this Agreement having a principal balance in excess of $100,000.

14. FINANCIAL COVENANTS.

Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below and shall report such covenants in accordance with subsection 9 (c) hereof:

(a) Funded Debt to EBITDA.

As of the last day of each fiscal month set forth below, for the twelve (12) month period ending on such date, Borrower shall not permit its Funded Debt to EBITDA to exceed 2.00 to 1.00.

(b) Capital Expenditures

Borrower shall not make Capital Expenditures or Reusable Surgical Products capital expenditures in excess of in the aggregate amounts noted below during each Fiscal Year.

Fiscal Year Ending in	Capital Expenditures	Reusable Surgical Products
2011	$2,000,000	$9,000,000

2012	$2,000,000	$9,000,000

2013	$2,000,000	$9,000,000

2014	$2,500,000	$10,000,000

2015 and thereafter	$2,500,000	$11,000,000

(c) Fixed Charge Coverage Ratio.

As of the last day of each fiscal month set forth below, for the twelve (12) month period ending on such date, Borrower shall not permit its Fixed Charge Coverage Ratio (i) to be less than 1.00 to 1.00 through and including the March 31, 2012 test date and (ii) to be less than 1.10 to 1.00 for each test date thereafter.

15. DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default” by Borrower hereunder:

(a) Payment.

The failure of any Obligor to pay when due, declared due, or demanded by Lender, any of the Liabilities.

(b) Breach of this Agreement and the Other Agreements.

The failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under this Agreement or any of the Other Agreements; provided that any such failure by Borrower under subsections 12(b)(i), (iv), (v), (vi), 12(c) and 12(i) of this Agreement shall not constitute an Event of Default hereunder until the fifteenth (15th) day following the day on which Borrower has knowledge of such failure.

(c) Breaches of Other Obligations.

The failure of any Obligor to perform, keep or observe (after any applicable notice and cure period) any of the covenants, conditions, promises, agreements or obligations of such Obligor under any other agreement with any Person if such failure could reasonably be expected to have a Material Adverse Effect on such Obligor.

(d) Breach of Representations and Warranties.

The making or furnishing by any Obligor to Lender of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the Other Agreements or in connection with any other agreement between such Obligor and Lender, which is untrue or misleading in any material respect as of the date made.

(e) Loss of Collateral.

The loss, theft, damage or destruction of any of the Collateral (excluding loss of Collateral constituting Reusable Surgical Products in the ordinary course of business) in an amount in excess of $250,000 in the aggregate for all such events during any twelve-month period prior to the Maturity Date as determined by Lender in its sole discretion determined in good faith, or (except as permitted hereby) sale, lease or furnishing under a contract of service of, any of the Collateral.

(f) Levy, Seizure or Attachment.

The making or any attempt by any Person to make any levy, seizure or attachment upon any of the Collateral having a value in excess of $100,000.

(g) Bankruptcy or Similar Proceedings.

The commencement of any proceedings in bankruptcy by or against any Obligor or for the liquidation or reorganization of any Obligor, or alleging that such Obligor is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any Obligor’s debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Obligor; provided, however, that if such commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within forty-five (45) days after the commencement of such proceedings, though Lender shall have no obligation to make Loans to or issue, or cause to be issued, Letters of Credit on behalf of Borrower during such forty-five (45) day period or, if earlier, until such proceedings are dismissed.

(h) Appointment of Receiver.

The appointment of a receiver or trustee for any Obligor, for any of the Collateral or for any substantial part of any Obligor’s assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Obligor which is a corporation, limited liability company or a partnership; provided, however, that if such appointment or commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within forty-five (45) days after the commencement of such proceedings, though Lender shall have no obligation to make Loans to or issue, or cause to be issued, Letters of Credit on behalf of Borrower during such forty-five (45) day period or, if earlier, until such appointment is revoked or such proceedings are dismissed.

(i) Judgment.

The entry of any judgments or orders against any Obligor involving in excess of $100,000 in the aggregate which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution or if any such judgments or orders provides equitable relief that has a Material Adverse Effect on such Obligor.

(j) Dissolution of Obligor.

The dissolution of any Obligor which is a partnership, limited liability company, corporation or other entity.

(k) Default or Revocation of Guaranty.

The occurrence of an event of default under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Person to Lender pursuant to which such Person has guaranteed to Lender the payment of all or any of the Liabilities or has granted Lender a security interest in or lien upon some or all of such Person’s real and/or personal property to secure the payment of all or any of the Liabilities.

(l) Criminal Proceedings.

The institution in any court of a criminal proceeding against any Obligor which would be reasonably likely to have a Material Adverse Effect on such Obligor, or the indictment of any Obligor for any crime.

(m) Change of Control.

(i) Borrower ceases to own and have voting control of one hundred percent (100%) of the voting equity interests of each of its Subsidiaries; (ii) any “person” or “group” within the meaning of Sections 13(d) and 14(d) of the Exchange Act becomes the beneficial owner (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of 20% or more of the voting equity interests of Borrower having the right to vote for the election of the members of board of directors; or (iii) a majority of the board of directors ceases to consist of Continuing Directors.

(n) Material Adverse Effect.

The occurrence of a Material Adverse Effect with respect to any Obligor.

16. REMEDIES UPON AN EVENT OF DEFAULT.

(a) Upon the occurrence and during the continuance of an Event of Default described in subsection 15(g) hereof, all of the Liabilities shall immediately and automatically become due and payable, without notice of any kind. Upon the occurrence of any other Event of Default, all Liabilities may, at the option of Lender, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

(b) Upon the occurrence and during the continuance of an Event of Default, Lender may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of Lender’s rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, Lender may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any of Borrower’s premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Lender shall have the right to store the same at any of Borrower’s premises without cost to Lender. At Lender’s request, Borrower shall, at Borrower’s expense, assemble the Collateral and make it available to Lender at one or more places to be designated by Lender and reasonably convenient to Lender and Borrower. Borrower recognizes that if Borrower fails to perform, observe or discharge any of its Liabilities under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to Lender, and agrees that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Lender and Borrower, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that Borrower is entitled to an accounting of the Liabilities and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made. Lender may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time. Any Proceeds of any disposition by Lender of any of the Collateral may be applied by Lender to the payment of expenses in connection with the Collateral, including, without limitation, legal expenses and reasonable attorneys’ fees, and any balance of such Proceeds may be applied by Lender toward the payment of such of the Liabilities, and in such order of application, as Lender may from time to time elect.

17. CONDITIONS PRECEDENT.

The obligations of Lender under this Agreement are is subject to the satisfaction or waiver on or before the date hereof of the following conditions precedent:

(a) Lender shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule 17(a) (the “Closing Document List”) in each case in form and substance satisfactory to Lender;

(b) Since May 31, 2011, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on any Obligor, as determined by Lender in its sole discretion, determined in good faith;

(c) Lender shall have received payment in full of all fees and expenses payable to it by Borrower or any other Person in connection herewith;

(d) Lender shall have determined that immediately after giving effect to (A) after taking into account the Loans and Letters of Credit outstanding on the Closing Date, (B) the payment of all fees due upon such date and (C) the payment or reimbursement by Borrower of Lender for all closing costs and expenses incurred in connection with the transactions contemplated hereby, Borrower has Excess Availability of not less than Three Million Dollars ($3,000,000); and

(e) The Obligors shall have executed and delivered to Lender all such other documents, instruments and agreements which Lender determines are reasonably necessary to consummate the transactions contemplated hereby.

18. INDEMNIFICATION.

Borrower agrees to defend (with counsel satisfactory to Lender), protect, indemnify and hold harmless Lender, each affiliate or subsidiary of Lender, and each of their respective shareholders, members, officers, directors, managers, employees, attorneys and agents

(each an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities laws and regulations, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making or issuance and the management of the Loans or any Letters of Credit or the use or intended use of the proceeds of the Loans or any Letters of Credit; provided, however, that Borrower shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Loans hereunder from the date incurred by each Indemnified Party until paid by Borrower, be added to the Liabilities of Borrower and be secured by the Collateral. The provisions of this Section 18 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

19. NOTICE.

All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, and in the case of Lender shall be sent to it at 2001 Market Street, Suite 2610, Philadelphia, Pennsylvania 19103, attention: Portfolio Manager, facsimile number: (267) 386-8840, and in the case of Borrower shall be sent to it at its principal place of business set forth on Exhibit A hereto or as otherwise directed by Borrower in writing. All notices shall be deemed received upon actual receipt thereof or refusal of delivery.

20. CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION.

This Agreement and the Other Agreements are submitted by Borrower to Lender for Lender’s acceptance or rejection at Lender’s principal place of business as an offer by Borrower to borrow monies from Lender now and from time to time hereafter, and shall not be binding upon Lender or become effective until accepted by Lender, in writing, at said place of business. If so accepted by Lender, this Agreement and the Other Agreements shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER AGREEMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF PENNSYLVANIA AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE

INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN COLLATERAL LOCATED OUTSIDE OF THE STATE OF PENNSYLVANIA, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

To induce Lender to accept this Agreement, Borrower irrevocably agrees that, subject to Lender’s sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF PHILADELPHIA, COMMONWEALTH OF PENNSYLVANIA. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH FOR NOTICE IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. Lender agrees to endeavor to provide a copy of such process to the law firm of Hill Ward Henderson by mail at the address of 101 E. Kennedy Boulevard, Suite 3700, Tampa, Florida 33602, or by facsimile transmission at facsimile number (813) 221-2900. Failure of Lender to provide a copy of such process shall not impair Lender’s rights hereunder, create a cause of action against Lender or create any claim or right on behalf of Borrower or any third party. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY LENDER IN ACCORDANCE WITH THIS SECTION.

21. MODIFICATION AND BENEFIT OF AGREEMENT.

This Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by Borrower or such other Person who is a party to such Other Agreement and Lender. Borrower may not sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof, including, without limitation, Borrower’s rights, titles, interest, remedies, powers or duties hereunder and thereunder. Borrower hereby consents to Lender’s sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of this Agreement, or the Other Agreements, or of any portion thereof, or participations therein, including, without limitation, Lender’s rights, titles, interest, remedies, powers and/or duties and agrees that it shall execute and deliver such documents as Lender may request in connection with any such sale, assignment, transfer or other disposition.

22. HEADINGS OF SUBDIVISIONS; RECITALS.

The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement. The recitals to this Agreement are part of this Agreement.

23. POWER OF ATTORNEY.

Borrower acknowledges and agrees that its appointment of Lender as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are satisfied and paid in full and this Agreement is terminated.

24. CONFIDENTIALITY.

Lender agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to each affiliate or subsidiary of Lender and to each of their respective partners, directors, officers, employees, agents, advisors and representatives (provided that such Persons are informed of the confidential nature of the Information and instructed to keep the Information confidential); (b) to the extent requested by any governmental or regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority); (c) to the extent required by applicable law or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies, the enforcement of any rights, or any action or proceeding relating to this Agreement and any of the Other Agreements; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any potential or actual transferee of any interest in this Agreement and the Other Agreements or any actual or prospective party (or its advisors) of the cash management services described in subsection 12 (j) hereof, products under Hedging Agreements, commercial credit card and merchant card services and other banking products or services as may be requested by Borrower, any other Obligor or any Subsidiary, other than Letters of Credit; (g) with the consent of the Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this section or (ii) becomes available to Lender or any affiliate or subsidiary of Lender on a nonconfidential basis from a source other than Borrower. Notwithstanding the foregoing, Lender may publish or disseminate general information describing this credit facility, including the name and address of Borrowers and a general description of Borrower’s businesses, and may use Borrower’s logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from an Affiliate, Obligor or Subsidiary of Borrower relating to it or its business that is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information pursuant to this section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Lender acknowledges that (i) Information may include material non-public information concerning an Affiliate, Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with applicable law, including federal and state securities laws.

25. COUNTERPARTS.

This Agreement, any of the Other Agreements, and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement. Each party to this Agreement agrees that the respective signatures of the parties to this Agreement and to any of the other Loan Documents may be delivered by fax or PDF and that the parties may rely on a signature so delivered as an original. Any party who chooses to deliver its signature in such manner agrees to provide promptly to the other parties a copy of such document with its inked signature, but the party’s failure to do so shall not affect the validity, enforceability and binding effect of the applicable document.

26. ELECTRONIC SUBMISSIONS.

Upon not less than thirty (30) days’ prior written notice (the “Approved Electronic Form Notice”), Lender may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the Other Agreements, be submitted to Lender in “Approved Electronic Form” (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice. For purposes hereof “Electronic Form” means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Lender, and “Approved Electronic Form” means an Electronic Form that has been approved in writing by Lender (which approval has not been revoked or modified by Lender) and sent to Borrower in an Approved Electronic Form Notice. Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the Other Agreements.

27. WAIVER OF JURY TRIAL; OTHER WAIVERS.

(a) BORROWER AND LENDER EACH HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY BORROWER OR LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN BORROWER AND LENDER. IN NO EVENT SHALL LENDER OR BORROWER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(b) Borrower hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

(c) Borrower hereby waives the benefit of any law that would otherwise restrict or limit Lender or any affiliate of Lender in the exercise of its right, which is hereby acknowledged and agreed to, to set-off against the Liabilities, without notice at any time hereafter, any indebtedness, matured or unmatured, owing by Lender or such affiliate of Lender to Borrower, including, without limitation any Deposit Account at Lender or such affiliate.

(d) BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF BORROWER WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL, PROVIDED THAT IN THE EVENT THAT LENDER SEEKS TO ENFORCE ITS RIGHTS HEREUNDER BY JUDICIAL PROCESS OR SELF HELP, LENDER SHALL PROVIDE BORROWER WITH SUCH NOTICES AS ARE REQUIRED BY LAW.

(e) Lender’s failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Lender in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the Other Agreements and no Event of Default under this Agreement or default under any of the Other Agreements shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is in writing, signed by a duly authorized officer of Lender and directed to Borrower specifying such suspension or waiver.

Signatures are on the following page.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

SRI/SURGICAL EXPRESS, INC.		BANK OF AMERICA, N.A.

By	/s/ Gerald Woodard	By	/s/ Victoria Tillman
Title	CEO	Title	Senior Vice President

and

By	/s/ Mark R. Faris
Title	CFO